Exhibit 10.37
CONFIDENTIAL
EXECUTION COPY
AMENDED AND RESTATED
SUBLICENSE AGREEMENT
between
Novartis Pharma AG
and
Vanda Pharmaceuticals Inc.

i

ii

AMENDED AND RESTATED SUBLICENSE AGREEMENT
     THIS AMENDED AND RESTATED SUBLICENSE AGREEMENT (the “Sublicense Agreement”), entered into as of the 12th day of October, 2009 (the “Execution Date”), is between Vanda Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 9605 Medical Center Drive, Suite 300, Rockville, MD 20850, United States of America (“Vanda”), and Novartis Pharma AG, a corporation organized under the laws of Switzerland and having its principal office at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”).
WITNESSETH THAT:
     WHEREAS Novartis is the exclusive worldwide licensee of Titan Pharmaceuticals, Inc. (“Titan”) under the Sublicense Agreement between Novartis and Titan having an effective date of 20th November, 1997, and as amended by three amendments between such parties dated November 30, 1998, April 10, 2001, and June 4, 2004 (the “Titan Agreement”); and
     WHEREAS Titan is the exclusive worldwide licensee of Aventisub II Inc. (as successor in interest to Hoechst Marion Roussel Inc.) (“Sanofi-Aventis”) under a Worldwide License Agreement between Titan and Sanofi-Aventis having an effective date of 31st December, 1996, and as amended by one amendment between such parties dated April 26, 2004 (the “Sanofi-Aventis Agreement”); and
     WHEREAS under such Titan Agreement and certain Novartis patents, Novartis has rights with respect to certain patents and patent applications, identified in Appendix A hereto, and know-how relating to a compound known as Iloperidone; and
     WHEREAS, Vanda and Novartis previously entered into that certain Sublicense Agreement, dated June 4, 2004, as amended by two addenda between such parties dated August 24, 2004, and February 16, 2006 (the “Original Agreement”), pursuant to which Vanda obtained certain worldwide exclusive sublicenses and licenses from Novartis under the Titan Agreement and certain Novartis patents; and
     WHEREAS, the parties now desire to modify their arrangements under the Original Agreement to provide, among other things, for the relinquishment of the sublicenses and licenses granted by Novartis to Vanda under the Original Agreement in the U.S./Canadian Territory (as defined below), for the grant by Vanda to Novartis of exclusive license rights with respect to certain Vanda Know-How (as defined below) and Vanda Trademarks (as defined below) and for the assignment by Vanda to Novartis of the Existing Applications and Approvals (as defined below) and the Vanda Domain Names, all on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:
0. AMENDMENT AND RESTATEMENT
     Vanda and Novartis hereby agree that, effective as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety as set forth in this Sublicense Agreement, and the Original Agreement shall be of no further force or effect from and after the Effective Date, except as expressly provided herein, provided, that nothing in this Sublicense Agreement shall affect the rights and obligations of the parties or Sanofi-Aventis under the Original Agreement with respect to periods prior to the Effective Date, including without limitation, the rights of Sanofi-Aventis under Section 5.5 of the Original Agreement, all of which shall survive in accordance with their terms.
1. DEFINITIONS
     1.1 “Accounting Standards” with respect to Vanda shall mean that Vanda shall maintain records and books of accounts in accordance with US GAAP (United States Generally Accepted Accounting Principles) and with respect to Novartis shall mean that Novartis shall maintain records and books of accounts in accordance with IFRS (International Financial Reporting Standards).
     1.2 “Acquired Compounds or Products” shall have the meaning set forth in Section 12.4.
     1.3 “Acquisition Transaction” shall have the meaning set forth in Section 27.

     1.4 “Affiliate” shall mean (subject to Section 27) any Person who directly or indirectly controls or is controlled by or is under common control with a party to this Sublicense Agreement but only for so long as such control exists. For purposes of this definition, “control” or “controlled” means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
     The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the US, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
     1.5 “Alliance Manager” shall have the meaning set forth in Appendix E.
     1.6 “Audit Rights Holder” shall have the meaning set forth in Section 9.1.
     1.7 “Audit Team” shall have the meaning set forth in Section 9.1.
     1.8 “Auditee” shall have the meaning set forth in Section 9.1.
     1.9 “Biomarker Patent” shall have the meaning set forth in Section 2.1.
     1.10 “Co-Commercialization Agreement” shall have the meaning set forth in Section 5.12(a).
     1.11 “Combination Product” shall have the meaning set forth in Section 5.10.
     1.12 “Commercially Reasonable Efforts” shall mean efforts and resources customarily used in the pharmaceutical business for a product of a market potential similar to the market potential of Product under evaluation, at a similar stage of its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, regulatory status involved, and the profitability of the product.
     1.13 “Competitive Industry Standard Level” shall mean the level to which the Product shall be marketed by or on behalf of Vanda, its Affiliates or Sublicensees in the countries of the ROW Territory where Patents are issued and enforced with at least the same diligence that Vanda would use in marketing its own products in such countries, in a manner consistent with the effort devoted by the pharmaceutical industry to products having the same or similar potential value of the Product in those countries when the Product is launched.
     1.14 “Compound” shall mean the chemical compound known as Iloperidone, whose specific chemical name is *, including any salts, hydrates, solvates, and/or stereoisomers thereof, and only the metabolites listed in Appendix B hereto, including any salts, hydrates, solvates and/or stereoisomers of such metabolites.
     1.15 “Confidential Information” shall have the meaning set forth in Section 6.6.
     1.16 *
     1.17 “Data” shall mean all data and information generated, collected or filed in relation to research, development and/or manufacturing activities relating to the Compound or Product (in any formulation), including non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data and other information generated under or in connection with clinical studies, including any raw data, reports and results with respect to any of the foregoing.
     1.18 “Depot Formulation” shall mean any extended-release, injectable formulation of the Compound.
     1.19 “Depot Trademark” shall have the meaning set forth in Section 2.4(b).

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     1.20 “EEA” shall mean the European Economic Area, which consists of the European Union and Iceland, Liechtenstein and Norway.
     1.21 “Effective Date” of this Sublicense Agreement shall mean the HSR Clearance Date (as defined in Section 26.3), or if it determined that an HSR Filing is not required, then the Execution Date.
     1.22 “European Union” shall mean the member states of the European Union, as may exist from time to time, which as of the date hereof include Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom and all other countries which accede to the European Union during the term of this Sublicense Agreement.
     1.23 “Exclusive” shall have the meaning specified in Section 2.1 (as applied to Novartis and its Affiliates) and Section 2.1(c) (as applied to Vanda and its Affiliates).
     1.24 “Existing Applications and Approvals” shall have the meaning set forth in Section 6.2.
     1.25 “FDA” shall mean the United States Food and Drug Administration.
     1.26 “FD&C Act” shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301ff), as amended from time to time.
     1.27 “Field” shall mean application to all conditions, disorders and diseases in humans.
     1.28 “Generic Equivalent” shall mean, with respect to any Product, any product with the same active ingredient(s) and administration route as such Product; provided however that a product with the same active ingredient(s) and administration route as such Product, that is launched by Novartis or its Affiliates will not be deemed a Generic Equivalent unless a product with the same active ingredient(s) and administration route as such Product has been launched by any Person other than Novartis or its Affiliates.

     1.29 “Generic Equivalent Presence” shall have the meaning set forth in Section 3.7(a).
     1.30 “HSR Clearance Date” shall have the meaning set forth in Section 26.3.
     1.31 “HSR Conditions” shall have the meaning set forth in Section 26.3.
     1.32 “HSR Filing” shall have the meaning set forth in Section 26.1.
     1.33 “IND” shall mean an Investigational New Drug Application and all amendments and supplements thereto or equivalent applications in other countries.
     1.34 “JSC” shall have the meaning set forth in Appendix E.
     1.35 “Know-How” shall mean all technical information and know-how: (a) as of the date of the Original Agreement developed and owned or controlled by Sanofi-Aventis or Titan and their Affiliates and made available to Novartis, (b) developed and owned or controlled by Novartis and its Affiliates after the date of the Titan Agreement, and (c) developed and owned or controlled by Sanofi-Aventis, Titan or Novartis and their respective Affiliates, after the effective date of the Original Agreement, in each case which relates to the Compound or Product in the Field and which constitutes a proprietary “trade secret” or other valid intellectual property right under U.S. or other applicable law which is substantial, secret and identifiable, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data and any other information (whether technical or commercial) relating to the Compound or Product, that may be necessary or useful for the development, regulatory approval, manufacture and commercialization of the Compound or Product in the ROW Territory. For purposes of clarity, “Know-How” shall exclude any Transaction Counterparty Group Intellectual Property (as defined below).
     1.36 “Liabilities” shall have the meaning set forth in Section 12.6.
     1.37 “Major Market Country” shall mean each of France, Germany, Italy, Spain and the United Kingdom.

     1.38 “NDA” shall mean any and all applications (new drug applications) submitted to the FDA under Sections 505, 507 or 512 of the FD&C Act and applicable regulations related to the Product, including without limitation, full NDAs, “paper” NDAs and abbreviated NDAs (ANDAs) and all amendments and supplements thereto or equivalent applications in the European Union.
     1.39 “NDA Filing” shall have the meaning set forth in Section 3.1(b).
     1.40 “Net Sales” shall mean, with respect to a party hereunder, sales by such party and any Affiliate or Sublicensee of such party for that Compound or Product sold to Third Parties *.
     *.
          (a) *;
          (b) *;
          (c) *;

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (d) *.
     1.41 “Non-Patent Countries” shall have the meaning set forth in Section 3.5.
     1.42 “Novartis Authorized Entities” shall have the meaning set forth in Section 2.3(b).
     1.43 “Novartis-Patents” shall have the meaning set forth in Section 8.3.
     1.44 “Novartis Trademarks” shall have the meaning set forth in Appendix C.
     1.45 “NVS Patents” shall mean all patents and patent applications in the ROW Territory including continuations, continuations-in-part, divisions, patents of addition, re-issues, re-examinations, renewals or extensions thereof, along with supplementary protection certificates and other administrative protection of any kind in the ROW Territory owned by or licensed to Novartis or its Affiliates (excluding the Patents licensed or sublicensed to Vanda hereunder) to the extent that such patents claim the Compound or Product (including

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

the packagin or labeling thereof), or use, formulations or manufacture thereof, for use in the Field.
     1.46 “Patents” shall mean all patents and patent applications set forth in Appendix A (including those set forth in Annex 1 and Annex 2 thereto), including continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof, along with supplementary protection certificates and other administrative protection of any kind owned by or licensed to Novartis or its Affiliates to the extent that such patents claim the Compound or Product, or use, formulations or manufacture thereof, for use in the Field, but not any other compound or use outside of the Field disclosed or claimed in those patents or patent applications. Patents are set forth in Appendix A. Any Patent having claims covering the Compound or Product or its use formulation and manufacture thereof for use in the Field which is issued during the term of this Sublicense Agreement in any country of the Territory shall automatically be deemed as of the date of such issuance to be included in the Patent, as defined hereunder. For clarity, the preceding sentence refers to Patents issuing from Patents set forth on Appendix A.
     1.47 “Person” shall mean any natural person, corporation, firm, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization or entity, trust, union, association or governmental or regulatory authority.
     1.48 “Product” shall mean any bulk or finished pharmaceutical composition containing the Compound as a pharmaceutically active ingredient for use in the Field, whether as a sole active ingredient or in combination with another active ingredient, in any formulation including, without limitation, the oral tablet formulation described in approved NDA # 022192 and any Depot Formulation(s).
     1.49 “Product Cost” shall have the meaning set forth in Section 7.5.
     1.50 “Product Registration Transfer Date” shall have the meaning set forth in Section 6.2.
     1.51 “Quality Agreement” shall mean that certain Quality Agreement, dated as of July 9, 2009, by and between Vanda and * with respect to Product

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

supplied by * to Vanda and that certain Quality Assurance Agreement, dated as of June 25, 2009, by and between Vanda and * with respect to Compound supplied by * to Vanda.
     1.52 “Receiving Party” shall have the meaning set forth in Section 6.6.
     1.53 “Right of Reference” shall mean the authority to rely upon, and otherwise use, the results of any pre-clinical or clinical investigation, including all Data, for the purpose of obtaining approval of any application from the applicable regulatory authority, including the ability to make available the underlying raw data from such investigation for audit by the applicable regulatory authority, if necessary.
     1.54 “ROW Territory” shall mean all countries and territories of the world, other than the U.S./Canadian Territory, provided that any country(ies) outside the U.S./Canadian Territory in which this Sublicense Agreement is terminated shall be removed from the scope of this definition.
     1.55 “Sanofi-Aventis-Patents” shall have the meaning set forth in Section 8.1.
     1.56 “SEC” shall mean the United States Securities and Exchange Commission.
     1.57 “Sublicensee” shall mean a Third Party (as defined below) to whom a party sublicenses rights to manufacture and sell (or have manufactured and sold) the Compound under Patents (in the case of Sublicensees of Vanda) or Vanda Know-How (in the case of Sublicensees of Novartis), but shall not include any Third Parties to whom rights to manufacture the Compound have not been granted. Unless such party grants to such Third Party the right to manufacture Compound, the following Third Parties shall not be considered Sublicensees under this Sublicense Agreement: agents, distributors, wholesalers, subcontractors, co-marketers, co-promoters, partners or joint venturers. Sublicensees shall not include compulsory licensees as described in Section 4.1(a).
     1.58 “Supply Agreement” shall have the meaning set forth in Section 7.5.
     1.59 “Territory” shall mean the ROW Territory and the U.S./Canadian Territory.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     1.60 “Third Party” shall mean any party other than a party to this Sublicense Agreement, Sanofi-Aventis, Titan or an Affiliate of any of these.
     1.61 “Transaction Counterparty” shall have the meaning set forth in Section 27.
     1.62 “Transaction Counterparty Group” shall have the meaning set forth in Section 27.
     1.63 “Transaction Counterparty Group Intellectual Property” shall have the meaning set forth in Section 27.
     1.64 “Transaction Party” shall have the meaning set forth in Section 27.
     1.65 “U.S./Canadian Territory” shall mean (i) the United States of America and its territories and possessions and (ii) Canada and its territories and possessions.
     1.66 “Vanda Authorized Entities” shall have the meaning set forth in Section 2.3(c).
     1.67 “Vanda Domain Names” shall mean the domain names owned or controlled by Vanda or its Affiliates related to the research, development, manufacture, import and commercialization of the Compound and the Product in the U.S./Canadian Territory, including those set forth in Appendix D.
     1.68 “Vanda IP” shall have the meaning set forth in Section 5.5.
     1.69 “Vanda Know-How” shall mean all technical information and know-how owned or controlled by Vanda (or any of its Affiliates) as of the Effective Date or which comes under Vanda’s (or any of its Affiliates’) control during the term of this Sublicense Agreement which relates to the Compound or Product in the Field and which constitutes a valid intellectual property right (other than patent rights or foreign equivalents) under U.S. or other applicable law, including, without limitation, biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data and any other information (whether technical or commercial) relating to the Compound or Product, that may be necessary or useful for the development, regulatory approval, manufacture and commercialization of the Compound or Product in the U.S./Canadian Territory. For purposes of clarity, “Vanda Know-How” shall exclude any Transaction Counterparty Group Intellectual Property.
     1.70 “Vanda Patents” shall mean all patents and patent applications in the U.S./Canadian Territory including continuations, continuations-in-part, divisions, patents of addition, re-issues, re-examinations, renewals or extensions thereof, along with supplementary protection certificates and other administrative protection of any kind in the U.S./Canadian Territory owned by or licensed to Vanda or its Affiliates (excluding the Patents licensed or sublicensed to Vanda hereunder) to the extent that such patents claim the Compound or Product (including the packaging and labeling thereof), or use, formulations or manufacture thereof, for use in the Field.
     1.71 “Vanda Trademarks” shall have the meaning set forth in Appendix C.
2. GRANT
     2.1 Novartis hereby grants to Vanda (1) an Exclusive sublicense in the Field under the Patents licensed to Novartis or its Affiliates and an Exclusive license in the Field under the Patents (except for the Biomarker Patent) owned by Novartis or its Affiliates (to the extent, but only to the extent, that such patents or patent applications claim the Compound or Product or the manufacture, formulation, or use thereof), (2) an Exclusive sublicense and license, as applicable, in the Field under the Know-How and (3) a non-exclusive license in the Field under the Patent owned by Novartis covering the biomarker identified in Annex 1 to Appendix A (the “Biomarker Patent”), in each case, to research, develop, have developed, make, have made, use, import, sell, offer for sale and have sold the Compound and Product in the ROW Territory, subject to the terms and conditions of this Sublicense Agreement. For clarity, the foregoing license grant includes the right of Vanda to (i) make and have made Compound or Product in the U.S./Canadian Territory for sale only in the ROW Territory, and (ii) research and develop Compounds in the ROW Territory and in the U.S./Canadian Territory (but, as to Vanda’s right to research and develop Compounds in the U.S./Canadian Territory, only as necessary for Vanda to develop and commercialize the Compound and Products in the ROW Territory). For further clarity, the foregoing license grant does not include a sublicense or license to any rights under any patents or patent applications or know-how which Novartis or its Affiliates owns or which it has licensed to the extent that any of those patents or patent applications or know-how claim, cover or relate to the development, manufacture, use, import or commercialization of the Compound and Product in the Field in the U.S./Canadian Territory, which rights are hereby reserved by Novartis. All rights granted by Novartis to Vanda in this Sublicense Agreement shall remain subject to the terms and conditions of the Sanofi-Aventis Agreement and the Titan Agreement. The sublicense and license granted to Vanda by Novartis shall include the right of Vanda to sublicense its rights under this Sublicense Agreement, but only upon Novartis’, Sanofi-Aventis’ and Titan’s prior written consent, which consent shall not be unreasonably withheld. Any such sublicense(s) shall impose upon a Sublicencee(s) of Vanda substantially the same terms and conditions as Vanda assumes in this Sublicense Agreement. As used in this Sublicense Agreement with respect to licenses or sublicenses granted by Novartis, the term “Exclusive” shall mean that neither Novartis, nor its Affiliates shall grant any other license or sublicense to, nor themselves exploit, the Patents and Know-How with respect to the Compound and Product in the Field in the ROW Territory (unless otherwise specified herein) and be limited as follows:
          (a) With respect to all geographic areas in the ROW Territory outside of the EEA, such sublicense and license shall be Exclusive for the duration and validity of the intellectual property rights constituting the Patents in such geographic areas in the ROW Territory and/or Know-How.
          (b) With respect to all geographic areas within the EEA, such sublicense and license shall be Exclusive for the following time periods:
          (i) For each of the countries within the EEA where only Patents (and not Know-How) exist and are sublicensed or licensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant Patents in such country, provided that “Patents” for the purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, and patents issuing from patent applications covering inventions existing as of the date of the Titan Agreement;
          (ii) For each of the countries within the EEA where Patents and Know-How exist and are sublicensed or licensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant Patents in such country, provided that “Patents” for purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, as of the date of the Titan Agreement and, provided, further, that if the duration of such Patents is less than ten (10) years from the date of first marketing of the Product in the EEA but the Know-How continues to be sublicensed hereunder, the duration of exclusivity shall be for ten (10) years from the date of first marketing of the Product in the EEA; and
          (iii) For each of the countries within the EEA where Know-How (and not Patents) exists and is sublicensed or licensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to ten (10) years from the date of first marketing of the Product in the EEA. Thereafter, such sublicense or license within the EEA shall be on a non-exclusive basis.
          (c) Vanda hereby grants to Novartis an Exclusive license in the Field under the Vanda Know-How to research, develop, have developed, make, have made, use, import, sell, offer for sale and have sold the Compound and Product in the U.S./Canadian Territory, subject to the terms and conditions of this Sublicense Agreement. For clarity, the foregoing license grant includes the right of Novartis or its Affiliates to (i) make and have made Compound or Product in the ROW Territory for sale only in the U.S./Canadian Territory, and (ii) research and develop Compounds in the ROW Territory and in the U.S./Canadian Territory (but, as to the right to research and develop Compounds in the ROW Territory, only as necessary for Novartis and its Affiliates to develop and commercialize the Compound and Products in the U.S./Canadian Territory). For further clarity, subject to the preceding sentence, the foregoing license grant does not include a license to any rights under the Vanda Know-How to the extent that any of the Vanda Know-How relates to the development, manufacture, use, import or commercialization of the Compound or Product in the Field for the ROW Territory, which rights are hereby reserved for Vanda. For the avoidance of doubt, Novartis and its Affiliates and licensed Third Parties and Sublicensees shall also be entitled to utilize the Patents, Know-How and Vanda Know-How in the Field within any country in the ROW Territory for the research, development and manufacture of the Compound and Product for marketing, distribution, importing and sale in the U.S./Canadian Territory or within any country of the

ROW Territory where Vanda’s rights under this Sublicense Agreement have been terminated. The license granted to Novartis by Vanda shall include the right of Novartis to sublicense its rights under this Sublicense Agreement, but only upon Vanda’s prior written consent, which consent shall not be unreasonably withheld. Any such sublicense(s) shall impose upon a Sublicensee(s) of Novartis substantially the same terms and conditions as Novartis assumes in this Sublicense Agreement. As used in this Sublicense Agreement, with respect to licenses or sublicenses granted by Vanda, the term “Exclusive” shall mean that neither Vanda, nor its Affiliates shall grant any other license to, nor themselves exploit, the Vanda Know-How with respect to the Compound and Product in the Field in the U.S./Canadian Territory (unless otherwise specified herein).
     2.2 The duration of any sublicense or license granted under Section 2.1 shall be limited to the duration, on a country-by-country basis, of the intellectual property rights which comprise the Patents, Vanda Know-How and Know-How, as applicable, with respect to a relevant country, provided that the termination of any sublicense or license, as applicable, with respect to any country, shall be without prejudice to the rights or obligations of either party with respect to the other countries. Notwithstanding the foregoing but subject to Sections 3.4 and 3.5 hereof, Novartis acknowledges and agrees that Vanda shall have the right to continue to use on a royalty-free, non-exclusive basis the information which constitutes the Patents and Know-How on a country-by-country basis in the ROW Territory for the Field after the Patents expire or cease to be valid or enforceable and/or Know-How has entered into the public domain, as applicable. In addition, notwithstanding the foregoing, Vanda acknowledges and agrees that Novartis shall have the right to continue to use on a royalty-free, non-exclusive basis the Vanda Know-How in the U.S./Canadian Territory for the Field after the Vanda Know-How has entered into the public domain. For clarity, Vanda Know-How entering into the public domain does not affect any of Novartis’ obligations under Section 3.7.
     2.3 (a) Novartis grants to Vanda a non-exclusive, ROW Territory sublicense to make or use any analytical reference standards, intermediate or metabolite of the Compound or Product not listed in Appendix B hereto which may be claimed in Patents in the ROW Territory limited solely to making or using the Compound or Product. The foregoing sublicense shall include the right to sublicense, but only upon the prior written consent of each of

Sanofi-Aventis, Titan and Novartis, which consent shall not be unreasonably withheld. Any such sublicense shall impose upon the
Sublicensee(s) substantially the same terms and conditions as Vanda assumes in this Sublicense Agreement.
          (b) *.
          (c) *.
     2.4 (a) Vanda may, at its option, promote, market and sell the Product in the ROW Territory under the trademark “FANAPT™” which has been approved by Sanofi-Aventis, Titan and Novartis. If Vanda selects another trademark besides “FANAPT™” for the promotion, marketing and sale of Products in the ROW Territory, then Vanda will promptly inform Sanofi-Aventis, Titan and Novartis of the selected and legally screened trademark(s) and each of the three parties will have twenty (20) business days in which to either approve or reject the selection(s). Subject to the preceding sentence, Vanda shall be responsible for the selection and registration of such trademark(s) in all countries of the ROW Territory at its own cost. In the event the sublicense and licenses granted hereunder are terminated in a

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

particular country in the ROW Territory, other than pursuant to Section 10.2 or as a result of Vanda’s termination of this Sublicense Agreement for breach pursuant to Section 10.4, and Novartis exercises the right to promote, market or sell the Product in such country in the ROW Territory then upon Novartis’ request (a) Vanda shall grant to Novartis or its designee(s) a trademark license, on terms and conditions substantially similar to those set forth in Appendix C with respect to the Vanda Trademarks licensed thereunder, at a royalty to be negotiated in good faith (which royalty shall not be less than * percent (*%) and no more than * percent (*%) on Net Sales of the Product by Novartis and/or its designees) at such time to use the trademark used by Vanda in connection with promoting, marketing or selling the Product in such country or (b) Novartis or its designee(s) shall select and register at Novartis’ cost a trademark of its own in connection with the marketing of the Product in such country, provided such Novartis trademark is not in any way confusingly similar to the Vanda Trademark used in such country. Novartis shall use the trademark that it has chosen as a trademark (rather than a Vanda Trademark) in promoting, marketing or selling the Product in any country that is a member of a free trade union or other economic grouping (e.g., the European Union, EEA, NAFTA, ASEAN and ANDEAN Pact countries) where Vanda is promoting, marketing or selling the Product under a Vanda Trademark. For the avoidance of doubt, the foregoing shall not in any way restrict Novartis from being able to use the trademark “FANAPT™” in the U.S./Canadian Territory in accordance with and subject to the terms of this Agreement, including Appendix C.
          (b) The parties acknowledge and agree that Products sold within the United States will be sold only under the Vanda trademark “FANAPT™”. The terms and conditions associated with Novartis’ right to use the Vanda trademark “FANAPT™” and certain other Vanda Trademarks pursuant to this Sublicense Agreement and the exclusive licenses granted by Vanda to Novartis with respect to such Vanda Trademarks are set forth in Appendix C hereto. If Novartis elects to file for and commercialize any Depot Formulation of the Product in the U.S./Canadian Territory under an alternative trademark selected by Novartis other than “FANAPT™” (the “Depot Trademark”), and such Depot Trademark is approved by Sanofi-Aventis pursuant to Section 2.5 of the Titan Agreement, then Vanda shall have the option, exercisable at any time upon written notice to Novartis, to obtain a royalty-free, exclusive license to the Depot Trademark in the ROW Territory and Novartis shall grant such a

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

license in accordance with the terms of Appendix C for use in connection with the commercialization of the Depot Formulation in the ROW Territory. In addition, promptly following (but in any event no later than * after the Effective Date), Vanda shall, and shall cause its Affiliates, to transfer and assign to Novartis (or its designated Affiliates) all Vanda Domain Names. After the Effective Date, Novartis shall have the right to determine the content of any such sites.
     2.5 If Vanda notifies Novartis in writing that Vanda (and/or its Affiliate(s)) is not willing or does not have the capability itself or cannot enter into a sublicense or other agreement (providing the necessary expertise and resources) in country(ies) in the ROW Territory outside those covered by NAFTA (excluding the U.S./Canadian Territory) and the European Union to: (a) develop the Compound or Product (as the case may warrant), and (b) manufacture the Compound and/or market the Product (as the case may warrant) at a Competitive Industry Standard Level at the date of Product approval in such country(ies), then Novartis shall have the right to terminate the sublicense and licenses granted to Vanda by this Sublicense Agreement but only with respect to such country(ies), unless the parties agree in writing to extend such time frame.
     2.6 If the Product is not launched in a Major Market Country at a Competitive Industry Standard Level by Vanda, its Affiliate and/or Sublicensee within * after the date of receiving the approvals necessary to commercialize the Product in a Major Market Country, Vanda and Novartis shall review the progress of launch efforts, it being understood that the parties, at the request of a party, may review the progress of launch efforts prior to the end of * period, and Vanda shall keep Novartis and Sanofi-Aventis informed on a regular basis of the status of its launch efforts after receiving the approvals necessary to commercialize the Product in a Major Market Country until such time that launch is achieved in a Major Market Country. If launch in a Major Market Country is not achieved within one (1) year after the date of receiving the approvals necessary to commercialize the Product in such country(ies) (circumstances shall not include events of force majeure as defined in Section 15), or in any event within two (2) years after Product approval then the sublicenses and licenses granted to Vanda by this Sublicense Agreement shall terminate, but only with respect to the particular country where launch was not achieved within such one (1) year or two (2) year time

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

frame, as the case may be, unless the parties agree in writing to extend such time frame (the parties shall discuss in such event, factors including but not limited to the necessity to obtain approval of Product for its target indication(s)).
     2.7 If a regulatory approval in the European Union which is equivalent to an NDA in the United States (i.e., Marketing Authorization Application via the Centralized Procedure or marketing approvals for the member countries of the European Union via the mutual recognition procedure) for the Product is not obtained within three (3) years of Vanda’s or its Affiliate’s or Sublicensee’s filing of such equivalent ex-U.S. filing, and such failure is solely due to circumstances within Vanda’s reasonable control, then the parties shall discuss the reasons and proposed remedies of such failure in good faith; provided, however, that if the parties are unable to agree on any such remedies, Novartis shall have the right to terminate the sublicense and licenses granted by this Sublicense Agreement, but only with respect to the specific country(ies) within the European Union where such approval was not obtained, unless the parties agree in writing to extend such time frame. If, however, Novartis determines that such failure is due to circumstances beyond the reasonable control of Vanda (including without limitation delays on the part of the regulatory agencies), the three (3) year period shall be extended to take into account such circumstances, the duration of any such extension to be mutually agreed upon.
3. PAYMENTS AND ROYALTIES
     3.1 The parties acknowledge and agree that, as of the Effective Date of this Sublicense Agreement, Vanda has satisfied the following payment obligations to Novartis under the Original Agreement in a timely manner:
          (a) An up-front license fee of Five Hundred Thousand United States Dollars (USD $500,000) within ten (10) business days of both parties’ execution of the Original Agreement.
          (b) A first development milestone payment of Five Million Dollars (USD $5,000,000) upon the first NDA Filing (based on a complete regulatory package and for these purposes not to include an ANDA or “Paper” NDA) for the Product in the Field in the United States (New Drug Application) by Vanda, its Affiliate or Sublicensee. As used in this Section

3.1(b), *. The parties acknowledge and agree that the Five Million Dollar payment provided for herein shall, unless otherwise expressly provided for herein, be non-refundable.
          (c) A second development milestone payment of Twelve Million Dollars (USD $12,000,000) paid by Vanda to Novartis on obtaining final marketing authorization approval in the United States subject to Vanda having paid the outstanding amount of Five Million Dollars (USD $5,000,000) prior to the Execution Date.
     3.2 (a) Unless a party instructs the other party in writing otherwise, all cash payments by the other party to a party (including, without limitation, up-front payments, milestone payments, and royalties) shall be made by bank wire transfer as follows:
     For Payments Made to Novartis:
Bank: *
Swift: *
Correspondent Bank for USD: *
USD Account Novartis AG, Basel / Switzerland: *
USD Account Novartis Pharma AG, Basel / Switzerland: *
For Payments Made to Vanda:
*
ABA Routing # *
Account # *
Attn: *
Account Name: *
FFC: *
          (b) At least two (2) business days prior to the planned wire transfer to either of the above accounts, the party making the payment shall notify the other party of the amount and date the cash shall be transferred.
          (c) In the event of a late payment hereunder by either party, such party shall pay to the other party interest based on * as stated in *, on the date such payment is due (or the immediately preceding business date if such payment date is not a business date) plus * percent (*%) on the outstanding balance

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

until such balance, including interest, is paid in full to the other party. The acceptance of such late payment shall act as a waiver of any rights the other party may have hereunder due to a breach by a party relating solely to such payment being made late.
     3.3 As consideration for the sublicense and licenses granted to Vanda in this Sublicense Agreement, Vanda shall pay to Novartis, in those countries in the ROW Territory where, and for the period, Patents claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG or its Affiliates in a particular country in the ROW Territory for which a patent had been granted validly claiming the Compound or the manufacture, formulation or the use thereof for use in the Field exist:
          (a) * per cent (*%) royalty on Net Sales of the Product (other than any Depot Formulation of the Product) by Vanda, its Affiliates and Sublicensees in the ROW Territory in each calendar year; and
          (b) * percent (*%) royalty on Net Sales of the Depot Formulation of the Product by Vanda, its Affiliates and Sublicensees in each calendar year; provided, however, that if the parties enter into a Co-Commercialization Agreement pursuant to Section 5.12, then Vanda’s continuing royalty obligations, if any, with respect to the sales of any Product by Vanda, its Affiliates or its Sublicensees in the country(ies) in the ROW Territory which are subject to a Co-Commercialization Agreement immediately following the effective date of that Co-Commercialization Agreement will be as expressly set forth therein and the royalty terms in this Section 3.3 with respect to such country(ies) shall no longer apply to any such sales.
     Notwithstanding anything to the contrary herein, only one royalty payment shall be due with respect to the same unit of Product regardless of, for example, whether such Product is covered by more than one valid claim within the Patents or at least one valid claim within the Patents and the Know-How.
     3.4 (a) In order to spread royalty payments hereunder over a sufficient period of time, in each of those countries in the ROW Territory where the Patents claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG or its Affiliates in a particular country in the ROW Territory for which a patent had been granted validly claiming

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Compound or the manufacture, formulation or use hereof for use in the Field have expired, Vanda’s obligations to pay royalties for use of Patents in such country shall cease, and Vanda and/or any of its Sublicensees shall pay directly to Sanofi-Aventis a royalty for Know-How not relating to manufacturing (whether or not such Know-How continues as a valid intellectual property right or is in the public domain) of * percent (*%) on Vanda’s, its Affiliates’ and any Sublicensees’ Net Sales of the Product in each such country in a calendar year for a period of * after the expiration of the final remaining Patent claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG or its Affiliates in each such country. After the end of such * period, no further royalties arising from sales of the Product in such country shall be due to Sanofi-Aventis and Novartis, and Vanda shall be entitled to continue to use the Know-How on a fully-paid, irrevocable basis in accordance with Section 10.2.
          (b) In the event that a Third Party’s generic version of Compound is actively marketed in a process patent country (that is, any country in which the only protection in relation to processes for the manufacture of Compound has been obtained and not protection for Compound as a new chemical entity per se) in the ROW Territory where a Patent(s) has been granted validly claiming Compound or the manufacture, formulation or use thereof for use in the Field exists, then subject to Sections 3.4(c) and (d) below, the royalty rate that Vanda shall pay to Novartis on Vanda’s or its Affiliate’s or Sublicensees Net Sales of the Product in that process patent country in a calendar year shall be * percent (*%) until such Patent(s) expires, provided: (i) Vanda has obtained, or has made every effort to obtain, the maximum allowable period of exclusivity to which it is entitled based on the Product’s registration data in that process patent country to the extent such exclusivity in available; and (ii) the parties in accordance with Article 8 of this Sublicense Agreement, will implement an appropriate strategy for addressing the commercialization of Compound by said Third Party. Unless otherwise agreed to by the parties, Vanda shall at its sole cost be obligated to diligently enforce the Patent(s) in the ROW Territory until there is a binding, unappealable judicial determination as to whether the manufacture, formulation or use of such generic version of Compound infringes Patent(s) or until it is demonstrated to the satisfaction of both Parties that such Patent(s) are not being infringed in such country.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (c) If it is demonstrated to the satisfaction of both Parties or the binding unappealable judicial determination under Section 3.4(b) holds that Patent(s) are not being infringed in such process patent country, the royalty rate that Vanda shall pay to Novartis on Vanda’s or its Affiliate’s or Sublicensee’s Net Sales of Product in that process patent country in a calendar year shall continue to be * percent (*%) until such Patent(s) expires.
          (d) If the binding, unappealable judicial determination under Section 3.4(b) holds that Patent(s) are being infringed in such process patent country, Vanda shall take reasonable steps to have enforced such determination. If as a result, the commercialization of Compound by the Third Party in that country is discontinued:
          (i) the royalty rate(s) that Vanda shall pay to Novartis on Vanda’s or its Affiliate’s or Sublicensee’s Net Sales of the Product in that process patent country in a calendar year shall be, commencing on the later of: (A) the date such binding, unappealable judicial determination is rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued, those royalty rates provided for in Section 3.3 until such Patent(s) expires; and
          (ii) Vanda shall repay to Novartis, within thirty (30) days after the later of: (A) the date such binding, unappealable judicial determination was rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued, an amount equal to the difference between the royalties that Vanda would have paid to Novartis under Section 3.3, at the * percent (*%) or * percent (*%) rate, as applicable, and the amount of royalties that Vanda actually paid to Novartis for the period commencing on the date the royalty rate for that process patent country was reduced to * percent (*%) pursuant to Section 3.4(b), and ending on the later of: (A) the date such binding, unappealable judicial determination was rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued.
          (e) After a Patent(s) in any process patent country expires, Vanda and/or its Sublicensee shall pay directly to Sanofi-Aventis royalties as provided for in Section 3.4(a).

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     3.5 As consideration for the sublicenses and licenses granted to Vanda under this Sublicense Agreement in those countries in the ROW Territory for which (a) a Patent application for the Compound or Product is pending or (b) no Patent application has been filed or (c) Patents have been abandoned or been held invalid or unenforceable by a decision of a court or tribunal of competent jurisdiction from which no appeal is or can be taken (collectively, “Non-Patent Countries”), Vanda shall pay to Novartis, on a country-by-country basis, a * percent (*%) royalty for Know-How not relating to manufacturing (whether or not such Know-How continues as a valid intellectual property right or is in the public domain) on Vanda’s, its Affiliates’ and any Sublicensees’ Net Sales of the Product in the Non-Patent Countries in a calendar year for a period of * from the date of the first commercial sale of the Product in each such country by Vanda, its Affiliates or Sublicensees. After the end of such * period, no further royalties arising from the sales of the Product in such country shall be due. However, with respect to Section 3.5(a) or (b), if at any time during or after such * period a Patent for Compound or Product is issued in such country, subject to Section 3.4, Vanda shall pay to Novartis, from the date the Patent was issued, the same royalties as provided for in Sections 3.3(a) and (b) above, as applicable. Upon expiration of Vanda’s obligation to pay a royalty under such Patent, notwithstanding Section 3.4, a * percent (*%) royalty for Know-How not relating to manufacturing (whether or not such Know-How continues as a valid intellectual property right or is in the public domain), on Net Sales of the Product in such country, shall be paid by Vanda and/or any of its Sublicensees directly to Sanofi-Aventis for a period of * after which Vanda shall be entitled to continue to use the Know-How on a fully-paid, irrevocable basis in accordance with Section 10.2.
     3.6 As consideration for the rights, interests and licenses granted to Novartis under this Sublicense Agreement including the assignment of the Vanda Domain Names and Existing Applications and Approvals by Vanda to Novartis; relinquishment of Vanda’s right to develop, have developed, make, have made, use, import, sell, offer for sale and have sold the Compound and Product in the U.S./Canadian Territory (except to the extent retained by Vanda as expressly provided herein); and the licenses granted by Vanda to Novartis under this Sublicense Agreement with respect to the Vanda Know-How and Vanda Trademarks, Novartis shall make the following payments to Vanda:

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (a) a one-time non-refundable, up-front fee of Two Hundred Million Dollars (USD $200,000,000) within * after receipt by Novartis of an original invoice in the form of Appendix I, which invoice shall be issued no earlier than the Effective Date;
          (b) a development milestone payment of * which shall be payable one time only by Novartis to Vanda within * after receipt by Novartis of an original invoice in the form of Exhibit L, which invoice shall be issued no earlier than receipt of *.
     3.7 As consideration for the rights, interests and licenses granted to Novartis under this Sublicense Agreement, including the assignment of the Vanda Domain Names and Existing Applications and Approvals by Vanda to Novartis; relinquishment of Vanda’s right to develop, have developed, make, have made, use, import, sell, offer for sale and have sold the Compound and Product in the U.S./Canadian Territory (except to the extent retained by Vanda as expressly provided herein); and the licenses granted by Vanda to Novartis under this Sublicense Agreement with respect to the Vanda Know-How and Vanda Trademarks, Novartis shall pay to Vanda, in those countries in the U.S./Canadian Territory where, and for the period, * exist:
          (a) (i) A royalty on Net Sales of Products (solely to the extent the sale of such Product is covered by any claim of such patent(s)) by Novartis, its Affiliates and Sublicensees in the U.S./Canadian Territory in each calendar year as follows:

Total Calendar Year Net Sales of Products in the
U.S./Canadian Territory	Royalty Rate
Portion of Net Sales which are less than *	*	%
Portion of Net Sales which are greater than or equal to * and less than *	*	%
Portion of Net Sales which are greater than or equal to * and less than *	*	%
Portion of Net Sales which are greater than or equal to *	*	%

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     *.
          (ii) The royalties payable by Novartis under Section 3.7(a)(i) with respect to any Product shall be reduced by * percent (*%) in a country in the U.S./Canadian Territory during a calendar year (or any portion thereof) if the following is true: *.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

*.
          (b) Novartis shall also pay to Vanda the following milestone payments:

Net Sales Milestone	Milestone payment from Novartis to Vanda
First calendar year in which Net Sales of Products in the U.S./Canadian Territory is greater than *	*
First calendar year in which Net Sales of Products in the U.S./Canadian Territory is greater than *	*
First calendar year in which Net Sales of Products in the U.S./Canadian Territory is greater than *	*
     Novartis shall provide Vanda with written notice of the achievement of each sales milestone within * after such milestone is achieved. After receipt of such notice, Vanda shall submit an original invoice to Novartis substantially in the form of Appendix I for the corresponding sales milestone payment. Novartis shall make the corresponding sales milestone payment within * after receipt of such original invoice.
     Each milestone shall be paid by Novartis one time only following the first occurrence of the applicable milestone as set forth under this subsection. In the event that a second milestone

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

becomes due and payable within one calendar year of the preceding milestone (including if more than one milestone becomes due and payable at the same time), the second milestone shall be paid *. No additional milestones pursuant to this Section 3.7(b) shall be due for milestones achieved in connection with the development and commercialization of any Product for any additional indications or for any compound different from the Compound.
4. COMPULSORY LICENSES AND THIRD PARTY LICENSES
     4.1 (a) In the event that during the term of this Sublicense Agreement a governmental agency grants or compels Sanofi-Aventis and/or Titan and/or Novartis and/or Vanda to grant a license to any Third Party for the Compound or Product in any country(ies), it is the intent of the parties that neither party be placed at a competitive disadvantage as a result of a lower royalty rate being granted to a Third Party compulsory licensee. Therefore, in the event that Novartis, Titan or Sanofi-Aventis and/or Vanda is compelled to grant a license to a Third Party in any country, Novartis, Titan, Vanda and Sanofi-Aventis will meet to discuss in good faith equitable arrangements, which could include adjustments to royalty rates which are to be paid on Net Sales of Product in such country, to accomplish the intent of Novartis and Vanda set forth above. In such discussions, consideration will be given to Novartis’ obligations to Sanofi-Aventis and Titan under Section 4.1(d) of the Titan Agreement and Section 4.1(a) of the Sanofi-Aventis Agreement.
          (b) If a governmental authority in a country imposes a maximum royalty rate, such that lower royalty rates than would otherwise apply under this Sublicense Agreement are mandated in such country, then the royalty rates provided for herein shall be reduced to equal such lower rates for sales of the Product in such country for the period such lower royalty rate is required by any governmental authority and shall cease when the applicable royalty payment obligations cease under this Sublicense Agreement.
     4.2 If, during the term of this Sublicense Agreement, Sanofi-Aventis and Vanda (in the case of the ROW Territory) or Sanofi-Aventis and Novartis (in the case of the U.S./Canadian Territory) agree that patent(s) of a Third Party exists in any country in the

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

applicable territory covering the manufacture, use or sale of the Compound or Product, and if it should prove, in the reasonable judgment of Vanda and Sanofi-Aventis (in the case of the ROW Territory) or Sanofi-Aventis and Novartis (in the case of the U.S./Canadian Territory), impractical or impossible for Vanda or its Affiliates or Sublicensees or Novartis or its Affiliates or Sublicensees, as applicable, to continue the activity or activities sublicensed or licensed hereunder in the Field without obtaining a royalty-bearing license from such Third Party under such patent(s) or if Vanda and Sanofi-Aventis or Novartis and Sanofi-Aventis, as applicable, otherwise agree it is desirable for Sanofi-Aventis or Novartis or its Affiliates or Sublicensees, as applicable, to acquire any Third Party patent or license in connection with the development or manufacture of Compound or Product covered by Patents in the ROW Territory or U.S./Canadian Territory, as applicable, then in either case the provisions of Section 8.10(c) shall apply.
     4.3 If, after attempting in good faith to resolve the issue relating to licensing Third Party patents in Section 4.2 between themselves, the applicable parties are unable to agree within ninety (90) days as to whether it is impracticable or impossible for Vanda, its Affiliates or Sublicensees, or Novartis or its Affiliates or Sublicensees, as applicable, to continue the activity or activities sublicensed or licensed hereunder without obtaining a royalty-bearing license from a Third Party, the issue shall be submitted to a disinterested, competent and experienced patent attorney reasonably acceptable to both Vanda and Sanofi-Aventis or Novartis and Vanda, as applicable, for resolution. If the applicable parties cannot agree on the selection of such patent attorney, then each party shall select a patent attorney and the selected patent attorneys shall select a mutually acceptable patent attorney who will determine whether such Third Party rights materially inhibit Vanda’s or Novartis’, as applicable, ability to manufacture, distribute or sell the Compound or Product. The compensation to, and expense of such patent attorney shall be borne by the party whose position is not upheld by such patent attorney (that is, for example, if the patent attorney determines that such Third Party rights do not materially inhibit Vanda’s or Novartis’, as applicable, ability to manufacture, distribute or sell the Compound or Product, then the costs of such patent attorney shall be borne by Vanda or Novartis, respectively).

5.	DEVELOPMENT
     5.1 Upon the Effective Date of this Sublicense Agreement, subject to Section 5.12, Vanda shall have full responsibility, at its own cost and expense, for all activities which are related to development, safety and required periodic reporting to the appropriate regulatory agencies in the ROW Territory, marketing, regulatory approvals, price registrations, and other activities required by Vanda, its Affiliates or its Sublicensee(s) (or their respective agents or distributors) to obtain appropriate government approvals for, and to commercialize, the Compound and Product in the ROW Territory. Vanda shall not assume, nor shall Vanda be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Compound or Product that were incurred or undertaken prior to the signing of the Original Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of the Original Agreement, but which arise out of events and activities that occurred prior to the signing of the Original Agreement). Neither Vanda nor any other Person on Vanda’s behalf shall advertise the Compound or Product, or canvass or solicit orders for Product, outside the ROW Territory or open branches for the sale of or maintain distribution depots for Product outside the ROW Territory.
     5.2 Provided that the Affiliates, Sublicensees and other Third Parties agree to substantially the same terms of confidentiality in Section 6.6 hereof and subject to Novartis’ rights to co-commercialize the Depot Formulation of the Product under Section 5.12, Vanda may appoint such Affiliates, Sublicensees(s) and other Third Parties to perform any and all development activities necessary to obtain government approvals for the Product in the ROW Territory. The appointment of any Sublicensee shall require *.
     5.3 Vanda shall, in a manner consistent with the effort Vanda devotes to its own products having the same or similar potential value as Product, exercise its Commercially Reasonable Efforts and diligence in conducting clinical trials and commercializing the Product alone or in collaboration with a Third Party or with Novartis in accordance with any Co-Commercialization Agreement entered into pursuant to Section 5.12 in the ROW Territory, and in undertaking those investigations and actions required to obtain appropriate

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

governmental approvals to manufacture the Compound and market the Product in the ROW Territory. Except as otherwise set forth in a Co-Commercialization Agreement, all such activity shall be undertaken at Vanda’s expense. At Vanda’s request, Novartis shall arrange with Sanofi-Aventis to provide assistance or consultation at Vanda’s expense in support of the development of the Compound or Product, but Sanofi-Aventis in its discretion may limit such assistance and consultation.
     5.4 The parties further agree that:
          (a) Novartis will be informed by Vanda on a timely and regular basis of the development, registration and commercialization of the Compound and Product in the ROW Territory, and Novartis will have an opportunity to regularly meet with Vanda to provide an overview on the status of the development and registration process in the U.S./Canadian Territory through the Joint Steering Committee meetings, as described in Appendix E; and
          (b) Vanda shall be solely responsible for the negotiation of contracts with any CROs and other organizations it desires to work on development activities relating to the Compound and/or Product and Vanda shall bear all legal and financial responsibility under such contracts.
     5.5 Any future inventions or discoveries or improvements which arise from Vanda’s, its Affiliates’ or Sublicensees’ work relating to the development and/or manufacture of the Compound and/or Product shall be owned by Vanda, but shall be licensed to Sanofi-Aventis, Titan and Novartis at their option on a worldwide, non-exclusive, perpetual basis, at a license fee and/or royalty to be negotiated at such time. Any inventions or discoveries or improvements arising in areas outside of the original field, which was defined in the Sanofi-Aventis Agreement and the Titan Agreement, shall be owned by Vanda, but shall only be licensed to Sanofi-Aventis, at Sanofi-Aventis’ option on a worldwide, non-exclusive, perpetual basis, at a license fee and/or royalty to be negotiated at such time. Notwithstanding anything to the contrary in this Sublicense Agreement, in the event that this Sublicense Agreement expires or terminates, in its entirety or with respect to any country, (except as a result of material breach of the Sublicense Agreement by Novartis), any inventions or discoveries or improvements which arise from Vanda’s, its Affiliates’ or Sublicensees’ work relating to development and/or manufacture of the Compound and/or Product (the “Vanda IP”) shall be disclosed to Sanofi-Aventis and be owned by and become the property of Sanofi-Aventis (or assignees or successors, as the case may be), but shall be licensed to Titan under Section 2.1(a) of the Sanofi-Aventis-Agreement and subsequently to Novartis under the Titan Agreement. Vanda shall promptly undertake any and all actions necessary to effectuate such ownership in and assignment to Sanofi-Aventis. If the Sublicense Agreement expires or terminates with respect to a particular country, then the requirements of this Section 5.5 and Sanofi-Aventis’ rights to the Vanda IP shall be limited to such country. *. Any inventions or discoveries or improvements covered by any future patent or patent application which arise from Novartis’, its Affiliates’ or Sublicensees’ work relating to the development and/or manufacture of the Compound and/or Product shall be owned by Novartis, subject to Sanofi-Aventis’ rights to obtain a license to such inventions, discoveries or improvements under the applicable provisions of the Titan Agreement, but shall be licensed to Vanda at its option on a worldwide, non-exclusive, perpetual basis, at a license fee and/or royalty *.
     5.6 The parties further agree that:
          (a) Upon the Effective Date of this Sublicense Agreement, Novartis shall have full responsibility, at its own cost and expense, for all activities which are related to development, safety and required periodic reporting to the appropriate regulatory agencies in the U.S./Canadian Territory, marketing, regulatory approvals, price registrations, and other activities required by Novartis, its Affiliates or its Sublicensee(s) (or their respective agents or distributors) to obtain appropriate government approvals for, and to commercialize, the Compound and Product in the U.S./Canadian Territory. For each Product to be commercialized in the U.S./Canadian Territory, as between the parties, Novartis shall be solely responsible for accepting orders for Product from Third Parties and handling all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables arising from

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

sales to Third Parties, and Novartis will have the exclusive right to book sales of all Products in the U.S./Canadian Territory. Neither Novartis nor any Person on Novartis’ behalf shall advertise the Compound or Product or canvass or solicit orders for Product outside the U.S./Canadian Territory or open branches for the sale of or maintain distribution depots for Product outside the U.S./Canadian Territory, except in any country(ies) of the ROW Territory with respect to which (i) the parties have entered into a Co-Commercialization Agreement or (ii) Vanda’s rights and obligations under this Sublicense Agreement have terminated. Provided that the Affiliates, Sublicensees and other Third Parties agree to substantially the same terms of confidentiality in Section 6.6 hereof, Novartis may appoint such Affiliates, Sublicensees(s) and other Third Parties to perform any and all development activities necessary to obtain government approvals for the Product in the U.S./Canadian Territory.
          (b) Novartis shall, in a manner *, exercise its Commercially Reasonable Efforts to develop a Depot Formulation and to commercialize the Product alone or in collaboration with a Third Party, and to undertake those investigations and actions required to obtain appropriate regulatory approvals (to the extent not already obtained and included in the Existing Applications and Approvals) as needed to manufacture Compound and Product and to commercialize the Product in the U.S./Canadian Territory. Attached hereto as Appendix H is a draft development plan prepared for Novartis with respect to development of a Depot Formulation. If Novartis decides to stop its activities with respect to the development of the Depot Formulation for the U.S./Canadian Territory, then Novartis shall promptly notify Vanda in writing of such decision. Notwithstanding the foregoing, Vanda shall be responsible to complete the * studies identified as “ongoing” on Appendix H. Vanda shall keep Novartis apprised of the status and results of such studies and shall provide all Data related thereto to Novartis in accordance with Section 6.4(a).
          (c) Vanda will be informed by Novartis on a timely and regular basis of the development, registration and commercialization of the Compound and Product in the U.S./Canadian Territory (including any Depot Formulations of the Product). Vanda will have an opportunity to regularly meet with Novartis to provide an overview on the status of the development and registration process in the ROW Territory through the Joint Steering

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Committee meetings, as described in Appendix E. Without limiting the foregoing, Novartis or its Sublicensees shall promptly advise Vanda in writing upon the submission and filing for government regulatory approval to manufacture and market any Products, including any Depot Formulations of the Product, in the U.S./Canadian Territory.
          (d) Other than the fee expressly provided for in Appendix G for which Novartis assumes full responsibility, at its own cost and expense, and for which Novartis will reimburse Vanda within * after receipt of Vanda’s invoice for such amount in the form of Appendix I (such amount not to be invoiced until after the Effective Date),Novartis shall not assume, nor shall Novartis be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Compound or Product that were incurred or undertaken by or on behalf of Vanda prior to the Effective Date of this Sublicense Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the Effective Date of this Sublicense Agreement, but which arise out of events and activities that occurred prior to the Effective Date of this Sublicense Agreement).
     5.7 In addition to that which is required under Section 5.4(a), Vanda shall provide to Novartis regular written reports at least every six (6) months setting forth significant developments and improvements, including the status and progress of the development and/or registration activities, that affect the Compound or Product in the ROW Territory.
     5.8 (a) Vanda, or its Sublicensees, shall promptly advise Novartis in writing upon the submission and filing for government regulatory approval to manufacture and market the Product in any country in the ROW Territory, and upon the receipt of government regulatory approval to market the Product, in each case in each country in the ROW Territory, and shall commence marketing the Product in such country in accordance with Section 5.3.
          (b) Each party shall provide the other party with a draft of each clinical trial protocol for a clinical trial of the Compound or Product prior to the implementation of such protocol, and the other party shall have * after receipt to discuss and review each such protocol with such party. With respect to the creation, modification and implementation of the protocol, the party shall, after *, provide the other party all final protocols.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (c) Each party shall provide to the other party, within * of completion of all study reports for a clinical study, a summary of material results from the study reports relating to the Compound or Product. For purposes of this Section 5.8(c), a result is considered material if it (i) is intended for use in any submission to any regulatory or governmental authority, or (ii) will have any significant effect, whether positive or negative, on the marketing of the Compound or Product. For avoidance of doubt, this Section 5.8(c) (i) includes, but is not limited to, the exchange of electronic databases in a mutually agreeable format and (ii) does not limit the parties’ rights to Data under Section 6.4.
          (d) Each party shall provide the other party a copy of all labeling for the Compound or Product which is intended to be submitted to any regulatory or governmental authority, and any modifications thereof, within * after its submission, approval and/or any modifications.
          (e) In addition, each party shall provide the other party, within * of its receipt or submission, all material correspondence with the EMEA, FDA or an equivalent regulatory or governmental authority related to the Compound or Product within the ROW Territory or the U.S./Canadian Territory, as applicable.
     5.9 Intentionally omitted.
     5.10 If at any time during the term hereof a product is developed by Vanda or any of its Affiliates or Sublicensees, which product contains the Compound and one or more other pharmaceutically active ingredients for use in the Field (a “Combination Product”), Novartis shall negotiate in good faith with Titan an amendment to the Titan Agreement, which amendment will provide, inter alia for how royalties to be paid by Novartis to Titan for Net Sales of such Combination Product will be calculated and for how long such royalties shall be paid. After such amendment to the Titan Agreement has been executed by Novartis and Titan, this Sublicense Agreement shall be similarly amended by Novartis and Vanda to provide for such Combination Product.
     5.11 Subject to Section 5.12, each party shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Products in

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

the Field in their respective exclusive territories, in each case in accordance with applicable law, including applicable pricing and reimbursement approvals, including any terms and conditions relating to or affecting the price at which the Products will be sold, discounts available to managed care providers, any discount attributable to payments on receivables, distribution of the Products, and credits, price adjustments, or other discounts and allowances to be granted or refused.
     5.12 The parties further agree that:
          (a) Subject to Section 5.12(b) below, within * after Vanda’s filing of an application for marketing approval for a Product in any country(ies) in the ROW Territory, Vanda will give written notice to Novartis that it has made such filing, and upon the request of Novartis, the parties will meet to discuss in good faith how, at Novartis’ exclusive option, Novartis can co-commercialize such Product in such country(ies) of the ROW Territory. In advance of any such meeting, Vanda will provide Novartis with appropriate information (including, if available at the time of Novartis’ request, but not limited to, commercialization plans, selling and promotional plans, detailing efforts, target audience and market research data and any other information reasonably requested by Novartis and reasonably in Vanda’s possession as of the date such request is made) in order that the parties may discuss a co-commercialization arrangement for the Product in such country(ies). If the parties agree to proceed with such co-commercialization by Novartis, the parties’ respective co-commercialization responsibilities in such country(ies) in the ROW Territory will be negotiated in good faith and set forth in a definitive agreement (“Co-Commercialization Agreement”). During the term of any Co-Commercialization Agreement, including any such agreement entered into by the parties following good faith negotiations pursuant to Section 5.12(b), Vanda shall not *. In addition to Vanda’s and Novartis’ responsibilities, such Co-Commercialization Agreement will contain other terms regarding the sales and marketing responsibilities of the parties, including but not limited to, content, production and approval of promotional materials and marketing activities, sales training, compensation, compliance, regulatory interactions, adverse event reporting, and

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

recalls. If Novartis notifies Vanda in writing that it is not interested in exercising the option to co-commercialize the Product in the applicable country(ies) of the ROW Territory as described above or if the parties are unable to timely agree to a Co-Commercialization Agreement with respect to the co-commercialization of the Product in the applicable country(ies) of the ROW Territory following Novartis’ exercise of the option, then Vanda may enter into negotiations (and a definitive agreement) regarding the co-commercialization of the Product in such country(ies) of the ROW Territory with any Persons.
          (b) If Vanda would like to enter into negotiations regarding the co-commercialization of a Product in any country(ies) in the ROW Territory at any time prior to Vanda’s filing of the first application for marketing approval for a Product in such country(ies), then Vanda will provide written notice of such desire to Novartis (along with reasonable information to help Novartis to make its decision), and if within * following receipt of such notice, Novartis notifies Vanda in writing that it would like to discuss with Vanda the possibility of co-commercializing the Product in such country(ies), then Vanda and Novartis will negotiate reasonably and in good faith with each other on the terms of a Co-Commercialization Agreement. If within such * period, Novartis notifies Vanda in writing that it is not interested in co-commercializing the Product in such country(ies) of the ROW Territory or if Novartis fails to notify Vanda in writing of its decision, then Vanda may enter into negotiations regarding the co-commercialization of the Product in such country(ies) of the ROW Territory with any Person(s). If Vanda does not enter into a definitive agreement with any Person(s) regarding the co-commercialization of the Product in such country(ies) of the ROW Territory prior to Vanda’s filing of the first application for marketing approval for a Product in such country(ies) of the ROW Territory, then the terms of Section 5.12(a) will continue to apply to such country(ies). If Vanda does enter into a definitive agreement with any Person(s) regarding the co-commercialization of the Product in such country(ies) of the ROW Territory prior to Vanda’s filing of the first application for marketing approval for a Product in the ROW Territory, then Novartis’ co-commercialization option under Section 5.12(a) with respect to such country(ies) will no longer apply.
     5.13 Subject to applicable law, Vanda and its Affiliates shall not, and shall not permit its Sublicensees to distribute, sell and/or export into the U.S./Canadian Territory the Compound

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

or the Product or any country in which the sublicenses or licenses granted to Vanda have been terminated pursuant to this Sublicense Agreement, and Vanda shall use Commercially Reasonable Efforts to *.
6. EXCHANGE OF INFORMATION; ASSIGNMENT OF APPROVALS AND CONFIDENTIALITY
     6.1 Promptly following the Effective Date, Vanda shall deliver to Novartis all available Vanda Know-How, documents, information and other Data which is owned or controlled by Vanda and its Affiliates as of the Effective Date, which may be reasonably expected to assist Novartis in developing, registering, manufacturing and marketing the Compound and Product in the U.S./Canadian Territory. After the Effective Date of this Sublicense Agreement, there shall be a * transition period during which Vanda shall provide, at its own cost, reasonable resources, expertise, and documents to effectively transfer the Vanda Know-How and development activity in the U.S./Canadian Territory to Novartis.
     6.2 As of the Effective Date Vanda shall assign, and hereby does assign, to Novartis (or its designated Affiliate) all regulatory applications and approvals held by or on behalf of Vanda or any of its Affiliates or otherwise in the name of Vanda or any of its Affiliates (or any of their respective designees or agents), in each case related to the Compound and/or Product anywhere in the U.S./Canadian Territory (the “Existing Applications and Approvals”). Novartis and Vanda acknowledge that on the Effective Date, record title to the Existing Applications and Approvals may remain with Vanda or its Affiliates, as the case may be, in the U.S./Canadian Territory, and each shall be transferred to Novartis (or its designated Affiliates) as soon as practical following the Effective Date (the effective date of each such transfer being

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

a “Product Registration Transfer Date”). Promptly after the Effective Date and Vanda’s receipt of the up-front fee referred to in Section 3.6(a) hereof, the parties shall file with the applicable regulatory authorities in the U.S./Canadian Territory all information required in order to satisfy all applicable laws and regulatory approvals in order to effect the transfer of each of the Existing Applications and Approvals from Vanda or its Affiliates to Novartis (or its designated Affiliate), including the information required pursuant to 21 C.F.R. §314.72, or any successor regulation or Canadian equivalent thereto, any authorization letters or notices and letters of acceptance, each in form and substance mutually acceptable to Novartis and Vanda, in each such party’s reasonable discretion. In addition, Vanda shall promptly file the information required of a former owner and Novartis shall promptly file the information required of a new owner, in each case to the extent required by applicable law. Pending transfer of the applicable Existing Applications and Approvals (and, in the case of any Existing Applications and Approvals which are not transferable, on a continuing basis), Vanda and its Affiliates hereby grant to Novartis and its Affiliates and designees an Exclusive Right of Reference to all such Existing Applications and Approvals (and Vanda’s Data) for all uses in connection with the Compound and Product in the U.S./Canadian Territory, in each case including the research, development (including obtaining and maintaining regulatory approvals) and commercialization thereof. The parties also agree to use all Commercially Reasonable Efforts to take any other actions required by the applicable regulatory authorities to effect the transfer of each of the Existing Applications and Approvals from Vanda or its Affiliates to Novartis (or its designated Affiliate).
     6.3 Subject to Section 6.2, Novartis shall be responsible for (a) applying for and maintaining all required regulatory approvals from the regulatory authorities for the Product within the U.S./Canadian Territory and (b) preparing any documentation, including INDs and drug approval applications with respect to the Compound and Product for submission to regulatory authorities in the U.S./Canadian Territory. As between the parties, Novartis shall have authority for and be responsible for communicating with, and responding to communications with, the regulatory authorities in the U.S./Canadian Territory after the Effective Date and during the term of this Sublicense Agreement relating to the Product. Subject to completion of the transfers of the Existing Applications and Approvals contemplated by Section 6.2, all regulatory approvals for the Compound and Product in the U.S./Canadian Territory shall be held in the name of, and owned by, Novartis or its Affiliates.
     6.4 (a) Subject to Section 5.12 and except as provided in Section 2.3(a), Vanda shall have Exclusive use, subject to the terms of this Sublicense Agreement, of all Know-How, documents, information, Data and material for the development, registration, manufacture and marketing of the Compound and the Product, including any Depot Formulation of the Product, for use in the Field in the ROW Territory. In addition, subject to applicable privacy laws, Novartis hereby grants Vanda and its Affiliates and designees (including, without limitation, its Sublicensees) an Exclusive Right of Reference to, and a right to access, use, copy, modify, create derivative works of and/or distribute, all regulatory documentation (including all Existing Applications and Approvals) and Data owned or controlled by Novartis or its Affiliates for all uses in connection with (a) the Depot Formulations in the ROW Territory and (b) the Compound and Product in the ROW Territory, in each case including in connection with the research, development and commercialization thereof. Upon the request of Vanda during the term of this Sublicense Agreement, Novartis shall provide Vanda (as soon as reasonably practicable but in no event later than * following receipt of Vanda’s request) with access to or copies of any and all such Data and regulatory documentation, at Vanda’s expense. Upon Novartis’ request during the term of this Sublicense Agreement, Vanda shall deliver to Novartis a copy of all Know-How, Vanda Know-How, documents, information and Data in its possession relating to the Compound and Product regarding the use in the Field in a form to be mutually agreed upon, within * after Novartis’ request, it being understood and agreed that any and all such information and Data will be made available by Novartis to Titan, upon Titan’s request.
          (b) Novartis shall have Exclusive use, subject to the terms of this Sublicense Agreement, of all Vanda Know-How, documents, information, Data and material for the development, registration, manufacture and marketing of the Compound and the Product for use in the Field in the U.S./Canadian Territory and in any country(ies) deleted from the ROW Territory and to which this Sublicense Agreement has been terminated pursuant to the terms hereof. In addition, subject to applicable privacy laws, Vanda hereby grants Novartis and its Affiliates and designees (including, without limitation, its Sublicensees) an Exclusive Right of

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Reference to, and a right to access, use, copy, modify, create derivative works of and/or distribute, all regulatory documentation and Data owned or controlled by Vanda or its Affiliates for all uses in connection with (a) the Depot Formulations in the U.S./Canadian Territory and in any country(ies) deleted from the ROW Territory and to which this Sublicense Agreement has been terminated pursuant to the terms hereof; and (b) the Compound and Product in the U.S./Canadian Territory and in any country(ies) deleted from the ROW Territory and to which this Sublicense Agreement has been terminated pursuant to the terms hereof, in each case including in connection with the research, development and commercialization thereof.
     6.5 Subject to the confidentiality obligations of this Article 6, without limiting the obligations under Section 6.4, Vanda shall make available to, and Sanofi-Aventis, Titan and Novartis shall be able to freely use, know-how and documents, information and other Data relating to the Compound and/or Product disclosed or generated by Vanda, its Affiliates and Sublicensees and applications for government approvals, reports on the status and progress of the development of the Compound or the Product and the like in the U.S./Canadian Territory and in any country(ies) deleted from the ROW Territory and to which this Sublicense Agreement has been terminated pursuant to the terms hereof.
     6.6 During the period of time during which a party is obligated to pay royalties hereunder, irrespective of any termination with respect to a particular country or countries in the ROW Territory (with respect to Vanda’s obligations under this Section 6.6) or with respect to the U.S./Canadian Territory (with respect to Novartis’ obligations under this Section 6.6), such party shall not reveal or disclose to a Third Party or use for any purpose other than to perform its obligations herein any of the other party’s Confidential Information (as defined below) without first obtaining the written consent of the other party, except as may be otherwise provided herein, or for securing essential or desirable authorizations, privileges, licenses, registration or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute Patent applications concerning the Compound or Product or to carry out any litigation concerning the Compound or Product, or to develop and commercialize the Compound and Product as contemplated hereunder, provided, however, that the party seeking to make a disclosure of the other party’s Confidential Information notifies the other party in writing in a reasonably sufficient time frame prior to making such disclosure that they intend to make such disclosures and the details thereof, and the party seeking to make the disclosure seeks confidential treatment where available of such Confidential Information from such governmental agencies. Each party’s confidentiality obligations shall not apply to any such information which is or becomes a matter of public knowledge through no fault of the party receiving such information (the “Receiving Party”), or is already in the possession of the Receiving Party (other than as a result of a disclosure made hereunder to the Receiving Party by the other party) as evidenced by written records, or is disclosed to the Receiving Party by a Third Party having the right to do so, or is subsequently and independently developed by employees of the Receiving Party or its Affiliates who had no knowledge of the Confidential Information. The Receiving Party shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. As used herein, “Confidential Information” means, with respect to any disclosures made by Novartis to Vanda, any confidential or proprietary information of Sanofi-Aventis, Titan or Novartis or their Affiliates, and with respect to any disclosures made by Vanda to Novartis, any confidential or proprietary information of Vanda (including, in either case, any such information belonging to any Third Party which a party discloses to the other party hereunder), including any Know-How, Vanda Know-How, Data, present or future formulas, research project, work in process, inventions, procedures, development, scientific, engineering, manufacturing, marketing, business or financial plan or records, products, sales, suppliers, customers, or investors, whether such confidential or proprietary information is in oral, written, graphic or electronic form (including all copies in whole or in part of any of the foregoing) and which derives value from being known to the discloser or owner.
     6.7 Within * following the Effective Date, the parties shall agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement between the parties which shall be entered into within such * period.
     6.8 Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to an Affiliate, Sublicensee, distributor, contractor,

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

agent, consultant, legal counsel or other Third Party involved in the first party’s research, development, manufacture, use, marketing, import, promotion or sale of the Compound or Product in its respective territory, provided that such Affiliate or Sublicensee or other Third Party has undertaken a similar obligation of confidentiality with respect to the Confidential Information.
     6.9 In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of Vanda or Novartis based on the insolvency or bankruptcy of Vanda or Novartis, respectively, Vanda or Novartis, as applicable, shall promptly notify the court or other tribunal (i) that Confidential Information received from the other party remains the property of Sanofi-Aventis, Titan or the other party, or their respective Affiliates, as the case may be, and (ii) of the confidentiality obligations under this Sublicense Agreement. In addition, as the bankrupt or insolvent party, Vanda or Novartis shall, to the extent permitted by law and as the case may be, take all steps reasonably necessary or desirable to maintain the confidentiality of the Confidential Information of Sanofi-Aventis, Titan or the other party, as the case may be, and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Sublicense Agreement.
     6.10 No public announcement or other disclosure to a Third Party concerning the existence of or terms of this Sublicense Agreement shall be made, either directly or indirectly by either party to this Sublicense Agreement, except as may be legally required, without first obtaining the approval of the other party, which approval shall not be unreasonably withheld or delayed. The party desiring to make any such public announcement or other disclosure shall provide the other party with a written copy of the proposed announcement or disclosure in sufficient time (not less than *) prior to the proposed release, to allow such other party to comment upon the nature, content and timing of such announcement or disclosure, prior to the proposed release.
     6.11 (a) Neither party shall submit for written or oral publication any manuscript, abstract, poster or the like which includes Know-How, Vanda Know-How, Data or other information generated and/or provided by Novartis or Vanda pursuant to this Sublicense

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Agreement without first obtaining the prior written consent of the party generating or providing such information, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, if appropriate.
     (b) Furthermore, neither party shall submit for written or oral publication any manuscript, abstract, poster or the like relating to the Compound or Product, or submit or post any information relating to the Compound or Product in any clinical trial registry, or make any public announcement relating to the Compound or Product, in each case without first providing the other party with the opportunity to comment on the timing and content thereof as follows; provided however that the foregoing sentence shall not apply to information which is not of a scientific or technical nature and which is in the public domain. The first party shall provide for review by the other party a written or electronic copy of (i) the proposed manuscript or clinical trial registry posting not less than * prior to submission, (ii) the proposed abstract or poster not less than * prior to submission, and (iii) the proposed public announcement not less than * prior to issuance; such time periods in regard to proposed clinical trial registry postings and any public announcements may be shortened to the extent legally required. The first party shall *.
7. SUPPLY OF COMPOUND AND PRODUCT Vanda shall supply Compound and Product to Novartis under the following conditions:
     (a) Vanda will sell to Novartis and arrange for the transfer to a single site for each of Compound and Product, as designated by Novartis, at Novartis’ cost, the Compound and Product ordered by Vanda as of the Execution Date, as set forth on Appendix K. The Compound and Product will be transferred to Novartis on or around the dates specified in Appendix K for delivery of such Compound and Product by the applicable vendors. Novartis shall be responsible for all of the costs of such Compound and Product based on Appendix K, including without limitation, the amounts previously paid by Vanda for such Compound and Product as specified in the “Paid” column of the third page of Appendix K. The process for and timing of (i) the reimbursement by Novartis to Vanda of the amounts paid by Vanda prior to the

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Execution Date for such Compound and Product and (ii) the reimbursement by Novartis to Vanda of amounts paid by Vanda for such Compound and Product after the Execution Date and/or assumption by Novartis of Vanda’s obligations with respect to amounts owed for such Compound and Product after the Execution Date *. Following the transfer to Novartis of such Compound and Product, Vanda will invoice Novartis for Vanda’s cost for such Compound and Product, as set forth in Appendix K, and, subject to Section 7.1(e) Novartis shall pay such invoice within * following the date of such invoice.
     (b) Subject to Section 7(e), title to, and risk of loss with respect to, all Compound and the Product supplied by Vanda to Novartis under this Section 7.1 shall pass to Novartis upon the receipt of such Compound and Product by Novartis or its designee at its point of delivery. Vanda shall not *.
     (c) Vanda shall provide to Novartis the most recent certificate of analysis, certificate of compliance and all associated batch records for each shipment of Compound or Product.
     (d) Vanda represents and warrants that the Compound and Product supplied by it to Novartis or its Affiliates (i) *; (ii) *, (iii) *, (iv) *, and (iv) with regard to the Product, * (collectively, “Conforming Compound or Product”). Except for the foregoing representations and warranties, Vanda makes no other representations or warranties with respect to the Compound or Product supplied by it to Novartis hereunder and, to the maximum extent permitted by law, Vanda hereby disclaims all other warranties of any kind, whether express, implied or statutory, with respect thereto.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     (e) Novartis shall have the right to accept or reject Compound or Product within * after delivery. For the avoidance of doubt, Novartis shall only be responsible to accept and pay for Conforming Compound or Product (as defined below).
     7.2 Vanda shall provide information and assistance to Novartis with respect to the Compound and Product as follows:
     (a) As promptly as practicable after the Effective Date and, in any event, within * after the Effective Date of this Sublicense Agreement, Vanda shall deliver to Novartis any and all Vanda Know-How, documentation, Data and other information owned or controlled by Vanda and its Affiliates, that Novartis may reasonably require for the manufacture of the Compound and Product. Such information shall include without limitation the specifications for the Compound and Product and methods of analysis for testing the Compound and Product, including Chemistry-Manufacturing/Controls (CMC) information amendments and the technology transfer file.
     (b) Vanda shall use Commercially Reasonable Efforts to provide, or cause its Third Party contractors to provide, to Novartis or its designated Third Party *, to enable Novartis or such Third Party to proceed with development of commercial-scale manufacturing. If requested by Novartis or such Third Party, Vanda shall visit, or cause its Third Party contractors to visit, the designated commercial manufacturing facility, with the limitation of * visits, not to exceed a total of *, for which Novartis shall bear all the costs of reasonable travel and other out-of-pocket expenses.
     7.3 Upon expiration or termination of this Sublicense Agreement with respect to the ROW Territory, except as otherwise permitted under Section 11.2, Vanda shall return to Novartis or dispose of all unused Compound or Product supplied by Novartis hereunder, if any.
     7.4 From and after the Effective Date, Novartis, itself or through an Affiliate, will have the right, at its own expense, to manufacture Compound and Product and will have the right, in accordance with the terms of this Sublicense Agreement, to appoint one or more Third Parties to manufacture Compound and Product in the U.S./Canadian Territory and in the ROW

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Territory solely for sale of Product in the U.S./Canadian Territory and to perform any of its obligations under Section 7.5. For the avoidance of doubt, Novartis shall have the ultimate decision-making authority over all issues relating to manufacture of Compound and Product for sale of Product in the U.S./Canadian Territory, including, without limitation, the use of Third Parties in its manufacturing supply chain and its performance of any of its obligations under Section 7.5.
     7.5 Novartis shall, itself or through an Affiliate or Third Parties, use Commercially Reasonable Efforts to manufacture and supply to Vanda (or its Affiliates or Sublicensees), at Vanda’s request, sufficient quantities of Compound and Product (including investigational medicinal product) in bulk and finished form for (a) research and development of Compound and Product (including any Depot Formulation) for the ROW Territory and (b) commercialization of Product (including any oral and/or Depot Formulation thereof) in the ROW Territory. For the avoidance of doubt, Novartis’ obligations to manufacture and supply the Compound and Product, including the Depot Formulation, set forth under this Section 7.5 shall be limited to the Compound and Product developed and commercialized by Novartis and whether to manufacture itself or use Third Party manufacturers shall be in Novartis’ sole discretion. If such supply is being provided by Third Parties, then *. If such supply is being provided by Novartis itself, then *. The Compounds and Products provided by Novartis to Vanda pursuant to this Section 7.5 shall not be marked with any Novartis Trademarks (as defined in Appendix C), including any of Novartis’ or its Affiliates’ corporate trademarks. For purposes of this Sublicense Agreement, *

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

*. Notwithstanding the foregoing, *. The terms and conditions under which Novartis would directly supply Vanda with Compound and/or Product shall be set forth in a supply agreement (the “Supply Agreement”) *.
     7.6 With respect to any supply agreement for Compound and/or the Product between any Third Party and Novartis, Novartis shall notify Vanda promptly but in any event at least * prior to (a) the termination by Novartis of any such agreement other than for breach by the Third Party or (b) the expiration of such supply agreement, or promptly after the termination by such Third Party of such supply agreement and, if requested by Vanda and the termination is not for the material breach of such Third Party, *. Novartis shall provide to Vanda the most recent certificate of analysis for any shipment of Compound or Products. Compound and Product supplied by Novartis pursuant to this
Article 7 shall *.
8. PATENT PROSECUTION; MAINTENANCE AND EXTENSION; INFRINGEMENT
     8.1 Sanofi-Aventis shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Patents excluding Novartis-Patents (hereinafter “Sanofi-Aventis-Patents”) at Sanofi-Aventis’ expense. For so long as the license grants to Vanda set forth in Article 2 remain in effect, Sanofi-Aventis agrees to file and prosecute and maintain the Sanofi-Aventis-Patents, provided that the foregoing is subject to Sanofi-Aventis’ reasonable business judgment. Novartis shall keep Vanda informed, to the same extent Sanofi-Aventis and/or Titan keep Novartis informed, of important issues relating to the

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

preparation, filing, prosecution and maintenance of such Sanofi-Aventis-Patent applications and Sanofi-Aventis-Patents, to the extent applicable to the ROW Territory. Vanda, through Novartis, shall have the right to comment on Sanofi-Aventis’ preparation, filing, prosecution and maintenance of Sanofi-Aventis-Patent applications and Sanofi-Aventis-Patents, to the extent applicable to the ROW Territory, and Sanofi-Aventis shall give due consideration to Vanda’s comments, but Sanofi-Aventis shall make all decisions regarding the same.
     8.2 If Sanofi-Aventis elects not to seek patent protection in countries listed in Appendix F or to maintain patent protection on Sanofi-Aventis-Patents listed in Appendix A in any country in the ROW Territory to the extent that Sanofi-Aventis-Patents claim the Compound or the Product (or formulations, use or manufacture thereof), Vanda shall have the right, at its option and at Sanofi-Aventis’ expense, which expense must be approved in advance by Sanofi-Aventis (approval which shall not be unreasonably withheld), to file, prosecute (including oppositions) and maintain any such Sanofi-Aventis-Patent applications and Sanofi-Aventis-Patents in Sanofi-Aventis’ name, and any Sanofi-Aventis-Patent issued therefrom shall be owned by Sanofi-Aventis. Novartis shall advise Vanda of Sanofi-Aventis’ decision not to seek or maintain patent protection in a reasonably timely manner. In the event that a Sanofi-Aventis-Patent is issued covering the Compound or Product in any country in the ROW Territory under the conditions of this Section 8.2, Vanda shall pay directly to Sanofi-Aventis a * percent (*%) royalty on Net Sales of Product in such country, for a period of five (5) years from the date of such patent issuance in such country, in recognition of Sanofi-Aventis’ Know-How and manufacturing rights and the right to make and sell the Compound or Product in such country. Legal fees and expenses, as confirmed by Sanofi-Aventis, incurred by Vanda shall be deducted from the royalty paid to Sanofi-Aventis.
     8.3 Except for the biomarker Patent listed in Annex 1 to Appendix A with respect to which Novartis shall be responsible for the filing, prosecution (including oppositions) and maintenance, Vanda shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Patents in the ROW Territory owned by Novartis and licensed under Section 2.1 (hereinafter “Novartis-Patents”) at Vanda’s expense. Vanda agrees to file and prosecute and maintain the Novartis-Patents in the ROW Territory, provided that the foregoing is subject to Vanda’s reasonable business judgment. Novartis shall have the right to comment

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

on Vanda’s preparation, filing, prosecution and maintenance of Novartis-Patent applications and Novartis-Patents, and Vanda shall give due consideration to Novartis’ comments. If Vanda elects not to maintain patent protection on Novartis-Patents in any country, Novartis shall have the right, at its option, to file, prosecute and maintain any such Novartis-Patent. Vanda shall have the right but not the obligation to enforce Novartis-Patents in the ROW Territory against Third Parties at its cost, and if Vanda does not act, Novartis may in its sole discretion take such enforcement action as Novartis deems necessary.
     8.4 Each of Sanofi-Aventis, Titan, Novartis and Vanda shall make available to the other, its employees, agents, subcontractors or consultants (including its authorized attorneys) to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents subject to this Sublicense Agreement to the extent that Patents claim the Compound or Product (or formulations, use or manufacture thereof). Where appropriate, each of Sanofi-Aventis, Titan, Novartis and Vanda shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.
     8.5 Novartis shall obtain all assignments or licenses, as applicable from the patent holder of the Patents in the ROW Territory, to the same extent as Novartis is entitled to receive such assignments or licenses from Sanofi-Aventis and Titan under the Sanofi-Aventis Agreement as applicable, to provide Vanda with the same degree of exclusivity in the ROW Territory under the Patents in the ROW Territory as Novartis is granted by Sanofi-Aventis and Titan under the Titan Agreement.
     8.6 Promptly after it is notified by Sanofi-Aventis and Titan, Novartis shall notify Vanda in writing of (a) the issuance of each Sanofi-Aventis-Patent in the ROW Territory, giving the date of issue and patent number for each patent, and (b) each notice pertaining to any Sanofi-Aventis-Patent in the ROW Territory which Sanofi-Aventis receives as patent owner pursuant to any laws or regulations in the ROW Territory now or hereafter in effect which extend the Patent life. At Sanofi-Aventis’ expense, Sanofi-Aventis, Titan, Novartis and Vanda shall co-operate with each other in applying for patent term extensions (including Supplementary Protection Certificates in European Union member states) where applicable in any country of the ROW Territory. Sanofi-Aventis shall have full responsibility and authority in the decisions regarding filing for the foregoing Sanofi-Aventis-Patent extensions at its own expense although Vanda, through Novartis, shall be consulted and its opinions given due consideration in such decision-making process. If Sanofi-Aventis elects not to pursue extension of any Sanofi-Aventis-Patents in the ROW Territory, Vanda shall have the right (but not the obligation) to apply for such extension in Sanofi-Aventis’ name and at Vanda’s expense, and Sanofi-Aventis shall reasonably co-operate in the filing and procurement thereof.
     8.7 Except as otherwise expressly provided in this Sublicense Agreement, under no circumstances shall a party hereto, as a result of this Sublicense Agreement, obtain any ownership interest in or other right to any technology, Know-How, Vanda Know-How, Patents, pending Patent applications, products, or biological material of the other party, Titan or Sanofi-Aventis, including items owned, controlled, discovered, invented or developed by the other party, Titan or Sanofi-Aventis, or transferred by the other party, Titan or Sanofi-Aventis to that party, at anytime pursuant to this Sublicense Agreement which is not a direct result of the study, Know-How, Vanda Know-How and experimentation of the Compound and Product.
     8.8 Each of Vanda, Novartis, Titan and Sanofi-Aventis shall promptly, but in any event no later than ten (10) business days after receipt of notice of such action, notify the other in writing of any Patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of Patents or misappropriation of intellectual property comprising Patents, in each case, with respect to the ROW Territory, or if Vanda, Sanofi-Aventis, Titan or Novartis, or any of their respective Affiliates or Sublicensees, shall be individually named as a defendant in a legal proceeding in the ROW Territory by a Third Party alleging infringement of a patent or other intellectual property right of such Third Party as a result of the manufacture, production, use, development, marketing, selling or distribution of the Compound or Product in the ROW Territory, or of any information or notification regarding the Patents in the ROW Territory.
     8.9 Sanofi-Aventis shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party alleging infringement described in Section 8.8. In the event Sanofi-Aventis elects to do so, Vanda will co-operate with Sanofi-Aventis and its legal counsel, join in such suits as may be brought by Sanofi-Aventis, and be available at Sanofi-Aventis’ reasonable request to be an expert witness or otherwise to assist in such proceedings and at Sanofi-Aventis’ expense. Sanofi-Aventis will co-operate with Vanda and its legal counsel and keep Vanda and its counsel reasonably informed at all times as to the status of Sanofi-Aventis’ response or defense.
     8.10 In the event that Sanofi-Aventis elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party claiming infringement described in Section 8.8 hereof, then: (a) legal fees and other costs and expenses of Sanofi-Aventis associated with such response or defense shall be paid by Sanofi-Aventis; (b) legal fees and other costs and expenses associated with such response or defense incurred by Vanda at Sanofi-Aventis’ request, shall be paid by Sanofi-Aventis; (c) the costs of acquiring Third Party patents or licenses (other than the costs referenced in Section 8.12) and any settlement, court award, judgment or other damages shall be paid by Sanofi-Aventis to such Third Parties out of royalties projected to be received from Vanda (through Titan or Novartis); provided, however, Sanofi-Aventis shall not be obligated to pay for any patents or licenses for uses of the Compound or Products not disclosed in the Patents as of the date of the execution of the Sanofi-Aventis Agreement; and (d) any amounts recovered from Third Parties in connection with such response or defense shall be applied * percent (*%) to Vanda (through Titan and Novartis), and * percent (*%) to Sanofi-Aventis, subject first to reimbursement of expenses of Sanofi-Aventis, Novartis, Vanda and Titan.
     8.11 In the event that Sanofi-Aventis elects not to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party alleging infringement described in Section 8.8 hereof or Sanofi-Aventis abandons any such action, Novartis shall notify Vanda promptly after receiving notification from Sanofi-Aventis or Titan of such actions, challenges, infringements, misappropriations, proceeding or Sanofi-Aventis’ decision to abandon any such action. In such event, Vanda shall have the option to respond, defend or prosecute such action at Vanda’ sole cost, provided that Sanofi-Aventis shall co-operate with and provide assistance to Vanda at Sanofi-Aventis’ expense. All amounts recovered from any Third Party shall be applied *percent (*%) to Vanda and * percent

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

(*%) to Sanofi-Aventis, subject first to reimbursement of expenses of Sanofi-Aventis, Vanda, Novartis and Titan.
     8.12 In the event that Sanofi-Aventis and Vanda mutually agree that it is desirable for Sanofi-Aventis to acquire any Third Party patent or license in connection with the development or manufacture of the Compound or Product covered by the Sanofi-Aventis-Patents in the ROW Territory then the costs of acquiring such Third Party patent or license shall be paid by Sanofi-Aventis to such Third Parties out of royalties received from Vanda (either directly or through Titan and Novartis).
     8.13 Vanda recognizes that Sanofi-Aventis has reserved certain rights in the Sanofi-Aventis-Patents set forth in Appendix A in the ROW Territory and that there may be a legitimate dispute between the parties whether a legal action should be brought against a Third Party which could affect Sanofi-Aventis’ reserved rights under those Sanofi-Aventis-Patents and Vanda’s sublicense rights under this Sublicense Agreement. In the event that there is a dispute between Vanda and Sanofi-Aventis regarding whether there is an infringement of Sanofi-Aventis-Patents by a Third Party and therefore whether a legal action should be initiated, Vanda and Sanofi-Aventis shall submit the issue to a disinterested, competent and experienced patent attorney reasonably acceptable to Vanda and Sanofi-Aventis to determine whether or not there is an infringement and legal actions should be taken. If Vanda and Sanofi-Aventis cannot agree on the selection of such a patent attorney, then Vanda and Sanofi-Aventis shall each select a patent attorney and those selected patent attorneys shall select a mutually acceptable patent attorney. That selected patent attorney shall determine whether or not there is an infringement and legal action should be taken and then Vanda and Sanofi-Aventis may decide whether or not to initiate a legal action as described by this Article 8. The compensation to, and expenses of, such patent attorney shall be borne by the losing party.
9.	STATEMENTS, REMITTANCES AND AUDIT RIGHTS
     9.1 (a) Each party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Sublicense Agreement and each party will keep such books and records for at least * following the calendar quarter to which they pertain.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     (b) Each party (the “Audit Rights Holder”) may, upon written request and at its expense, cause an internationally-recognized independent accounting firm selected by it (except one to whom the auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other party (“Auditee”) and its Affiliates for a given calendar year and the correctness of any payments made or required to be made to or by such party during such calendar year, and any report, data or calculation underlying such payment (or lack thereof), pursuant to the terms of this Sublicense Agreement. Prior to commencing its work pursuant to this Sublicense Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee. The Audit Team shall have the right to disclose to the party requesting the audit its conclusions regarding any payments owed under this Sublicense Agreement, and said party shall treat such conclusions as Confidential Information pursuant to Section 6 hereto. For the avoidance of doubt, notwithstanding the foregoing, the Audit Team shall not disclose to the party requesting the audit any more detailed information than such party would have otherwise been entitled to receive pursuant to this Sublicense Agreement.
     (c) In respect of each audit of the Auditee’s books and records: (i) the Auditee shall be audited not more frequently than *; (ii) no records for any given year for an Auditee may be audited more than *; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the * prior to the calendar year in which the audit request is made.
     (d) In order to initiate an audit for a particular calendar year, the Audit Rights Holder must provide written notice to the Auditee, which notice shall include one or more proposed dates for the audit and which notice shall be given not less than * prior to the first proposed audit date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide the Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.
     (e) The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Auditee disputes (to be completed no more than * after the applicable audit report is provided to such Auditee and to be limited to the disputed matters). If the parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute, which determination shall be binding upon the parties.
     (f) The Audit Team shall not disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which should properly have been contained in any report required hereunder or is otherwise required to be disclosed to such party to verify the payments required to be made pursuant to the terms of this Sublicense Agreement.
     (g) If any audit shows any under-reporting or underpayment, or overcharging by any party, the underpaying or overcharging party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged party within * of receiving the final audit report establishing such obligation and the corresponding original invoice. Further, if the audit for any one or more calendar years shows an under-reporting or underpayment or an overcharge by the Auditee for that period in excess of * of the amounts properly determined, the Auditee shall reimburse the Audit Rights Holder for its out-of-pocket expenses, including the fees and expenses paid by it to the Audit Team(s), in connection with said audit, which reimbursement shall be made within * of receiving appropriate invoices and other support for such audit-related costs.
     (h) Sanofi-Aventis shall have the right, at its expense, through a certified public accountant or like independent person reasonably acceptable to Vanda, and following reasonable notice, to examine Vanda’s Net Sales records under conditions of confidentiality during regular business hours during the period of time during which royalties are due and payable by Vanda hereunder and for * thereafter. Any such examination by Sanofi-Aventis shall not take place more often than once a year and shall not cover such records for more than the preceding *. Copies of all such accountant’s reports generated hereunder on behalf of Sanofi-Aventis shall be supplied to Vanda.
     9.2 (a) Within forty-five (45) days after the close of each calendar quarter, Vanda shall deliver to Novartis a true accounting of all Product sold by Vanda, its Affiliates and

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Sublicensees during such quarter into the ROW Territory. Vanda shall pay all earned royalties due with respect to such quarter within * of receipt of an invoice therefor from Novartis reflecting the royalties shown in such accounting. Such accounting shall show Net Sales of Product on a country-by-country and product-by-product basis and such other particulars as are reasonably necessary for accounting of the royalties payable by Vanda to Novartis hereunder.
     (b) Within * after the close of each *, Novartis shall deliver to Vanda a true accounting of all Product sold by Novartis, its Affiliates and Sublicensees during such * into the U.S./Canadian Territory. Novartis shall pay all earned royalties due with respect to * within * of receipt of an invoice therefor from Vanda (in a form substantially similar to that contained in Appendix I) reflecting the royalties shown in such accounting. Such accounting shall show Net Sales of Product into the U.S./Canadian Territory on a product-by-product basis and such other particulars as are reasonably necessary for accounting of the royalties payable by Novartis to Vanda hereunder.
     9.3 Any tax paid or required to be withheld by either party on account of royalties payable by such party under this Sublicense Agreement shall be indicated on the accounting described in Section 9.2 hereof and deducted from the amount of royalties otherwise due. Vanda shall secure and send to Novartis or Sanofi-Aventis, as the case may be, proof of any such taxes withheld and paid by Vanda, and Novartis shall secure and send to Vanda proof of any such taxes withheld and paid by Novartis. Any withholding or other tax arising on or following permitted assignment of this Sublicense Agreement by Vanda or a Sublicensee shall be for the account of and paid by Vanda.
     9.4 Unless otherwise indicated herein, and subject to foreign exchange regulations then prevailing, to the extent free conversion from local currency to United States dollars is permitted, all payments and royalties payable under this Sublicense Agreement shall be paid in cash in U.S. dollars by wire transfer in accordance with Section 3.2 hereof. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of Vanda (with respect to sales in such country of the ROW Territory

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

and Novartis with respect to sales in Canada) to pay royalties on sales in that country *. Novartis or Sanofi-Aventis, as the case may be, shall have the right, upon giving written notice to Vanda, to *, and Vanda shall have the right, upon giving written notice to Novartis, to *.
     9.5 (a) With respect to royalties payable hereunder by Vanda, royalty payments and Net Sales shall be calculated on the basis of Vanda’s * standard account of internal sales which represents the conversion of all local currency sales for * into *. The exchange rate between * and * for the * royalty payments to Novartis or Sanofi-Aventis (as the case may be) shall be the exchange rates published in *, or other qualified source mutually acceptable to the parties on * for which the royalties are being paid. Notwithstanding the foregoing, if there is a difference between any amount that Vanda pays to Novartis or Sanofi-Aventis (as the case may be) under Sections 3.3, 3.4 or 3.5, and the amount that Novartis is required to pay to Titan under the Titan Agreement (which difference arises as a result of using the method for calculating royalties that are due and payable under this Section 9.5, and the method for calculating such royalties under Section 9.5 of the Titan Agreement), *.
     (b) Payments due hereunder by Novartis to Vanda will be made within the applicable time period specified in this Sublicense Agreement but only upon receipt of an invoice in substantially the form of Appendix I. All payments under this Sublicense Agreement shall be payable in *. When conversion of payments for any foreign

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using *.
10. TERM AND TERMINATION
     10.1 (a) Vanda will have the right to terminate the sublicense and licenses for the ROW Territory or on a country-by-country basis for major problems associated with the Product as reasonably determined by Vanda. Novartis will have the right to terminate the license on a Product-by-Product basis for the U.S./Canadian Territory or on a country-by-country basis for * associated with the applicable Product as reasonably determined by Novartis. For this purpose “major problems” are ones which would substantially negatively impact the applicable Product’s chances for successful development, registration and/or commercialization in the ROW Territory or such country or the U.S./Canadian Territory, as applicable; and would include, but not be limited to, major safety issues, lack of efficacy, unacceptable pharmaceutical properties or extraordinary unforeseen competitive developments which, in each case, would have the substantial negative impact referred to above.
          (b) (i) In the event of termination in the entire ROW Territory by Vanda pursuant to Section 10.1(a), Vanda shall, within ninety (90) days of such termination, return to Novartis any and all information and other Data (including new information and Data) relating to the Compound and Product, whether generated by or on behalf of Titan, Novartis, Sanofi-Aventis or Vanda, and make no further use thereof. Additionally, in such event, this Sublicense Agreement shall terminate in its entirety with respect to the rights and licenses (including the sublicenses and *) granted to Vanda hereunder and all of the rights under the sublicenses and licenses (including *) granted hereunder to Vanda shall revert back to Novartis. Notwithstanding the foregoing sentence, the parties’ rights and obligations with respect to the U.S./Canadian Territory, as well as those Sections of the Sublicense Agreement listed in Section 11.3, shall survive any such termination in accordance with their terms. Novartis shall retain all up-front license fees and milestone payments it had received up to the date of termination (including any up-front license fees and milestone payments paid by Vanda under the Original Agreement) if, and only if, termination was not due to any fraud, misrepresentations, omissions or falsifications of information with respect to such

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Know-How, information or other Data owned or controlled by Sanofi-Aventis, Titan, Novartis or their Affiliates as of the effective date of the Original Agreement in which case, to the extent that Novartis has for its own part perpetrated a fraud, misrepresentation, omission or falsification of information with respect to such Know-How, information or other Data owned or controlled by it, Novartis shall repay to Vanda, within * of such termination, that portion of any up-front license fee and milestone payments Novartis had received from Vanda up to the date of such termination. In no event shall Novartis be liable to Vanda for any misrepresentation, omission or falsification of information owned or controlled by Sanofi-Aventis or Titan or their Affiliates.
          (ii) In the event of termination in the U.S./Canadian Territory or the applicable country in the U.S./Canadian Territory by Novartis with respect to a Product pursuant to Section 10.1(a), Novartis shall, within * of such termination, return to Vanda any and all tangible Vanda Know-How relating to the terminated Product in the U.S./Canadian Territory or the applicable country in the U.S./Canadian Territory. Additionally, in such event, subject to Section 5.5 of this Sublicense Agreement(a) this Sublicense Agreement shall terminate in its entirety with respect to the rights and licenses and * granted to Novartis with respect to Vanda Know-How and Vanda Trademarks in the U.S./Canadian Territory or the applicable country in the U.S./Canadian Territory hereunder or relating to the terminated Product and all of the rights under such licenses and * granted hereunder to Novartis shall revert back to Vanda and (b) Novartis covenants that during the period that Novartis would be obligated to pay royalties hereunder in the absence of such a termination, neither Novartis nor its Affiliates or Sublicensees shall sell or offer to sell the terminated Product in the U.S./Canadian Territory or in the terminated country in the U.S./Canadian Territory, as applicable. Notwithstanding the foregoing, the parties’ rights and obligation with respect to the ROW Territory, as well as those Sections of the Sublicense Agreement listed in Section 11.3 shall survive any such termination in accordance with their terms. Vanda shall retain all up-front license fees and milestone payments it had received up to the date of termination if, and only if, termination was not due to any fraud, misrepresentations, omissions or falsifications of information with respect to such Vanda Know-How or Vanda Trademarks, in which case Vanda shall repay to Novartis, within * of such

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

termination, that portion of any up-front license fee and milestone payments Vanda had received from Novartis up to the date of such termination.
          (c) Novartis may terminate this Sublicense Agreement in the ROW Territory by giving Vanda * prior written notice in the event that the time period of more than * elapses between the grant of first marketing authorization in a Major Market Country and the commercial launch of the Product in that country. In the event of termination in the entire ROW Territory by Novartis pursuant to this Section 10.1(c), Vanda shall, within * of such termination, return to Novartis any and all information and other Data (including new information and Data) relating to the Compound and Product, whether generated by or on behalf of Titan, Novartis, Sanofi-Aventis or Vanda, and make no further use thereof. Additionally, in such event, this Sublicense Agreement shall terminate in its entirety with respect to the rights and licenses (including the sublicenses and *) granted to Vanda hereunder and all of the rights under the sublicenses and licenses and * granted hereunder to Vanda shall revert back to Novartis. Notwithstanding the foregoing sentence, the parties’ rights and obligations with respect to the U.S./Canadian Territory, as well as those Sections of the Sublicense Agreement listed in Section 11.3, shall survive any such termination in accordance with their terms. Novartis shall retain all up-front license fees and milestone payments it had received up to the date of termination (including any up-front license fees and milestone payments paid by Vanda under the Original Agreement).
     10.2 Unless otherwise terminated, the sublicenses and licenses granted to each party under this Sublicense Agreement shall expire on a country-by-country basis upon the expiration of their obligation to pay royalties under this Sublicense Agreement in each such country. Expiration of such sublicenses and licenses under this provision shall not preclude Vanda, its Affiliates and Sublicensees from continuing directly or indirectly to manufacture the Compound and market and sell Product and to use Know-How and have the benefit of the * in any such country in the ROW Territory in accordance with the terms of this Sublicense Agreement without further royalty payments or preclude Novartis, its Affiliates and Sublicensees from continuing directly or indirectly to use the Vanda Know-How and Vanda Trademarks and have the benefit of the * in the U.S./Canadian

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Territory in accordance with the terms of this Sublicense Agreement without further royalty payments.
     10.3 In the event there is a change in the control of Vanda, Vanda shall give Novartis thirty (30) days written notice of such event and that the development and commercialization of Compound and Product in the ROW Territory will continue per the terms of this Sublicense Agreement.
     10.4 (a) If either party materially defaults in its performance of this Sublicense Agreement and if such default is not corrected or if the party in default is not exercising reasonably diligent efforts to cure such default within ninety (90) days after receiving written notice from the other party with respect to such default, or if such default is not correctable within ninety (90) days then such other party shall have the right to terminate this Sublicense Agreement at the end of such period in its entirety by giving written notice to the party in default, provided (i) in the event Vanda materially defaults in its performance under this Sublicense Agreement with respect to a particular country in the ROW Territory, then, subject to Section 11.4 hereof, Novartis’ right to terminate shall be limited to termination of the sublicense and licenses and * granted hereunder in such country only, and Vanda’s and Novartis’ rights, licenses, * and obligations with respect to the other countries in the ROW Territory and in the U.S./Canadian Territory, as applicable, shall remain in full force and effect and (ii) in the event Novartis materially defaults in its performance under this Sublicense Agreement with respect to a particular country or countries in the U.S./Canadian Territory, then Vanda’s right to terminate shall be limited to termination of the licenses and * granted hereunder in such country only or in such countries, as applicable, and Vanda’s and Novartis’ rights, licenses, * and obligations with respect to the other countries in the ROW Territory and the other country in the U.S./Canadian Territory (if any), as applicable, shall remain in full force and effect. Notwithstanding any termination of the Sublicense Agreement under this Section 10.4 with respect to the ROW Territory (or any portion thereof) or the U.S./Canadian Territory (or any portion thereof), the parties’ rights and obligations with respect to the non-terminated countr(y)(ies), as well as those Sections of the Sublicense Agreement listed in Section 11.3, shall survive any such termination in accordance with their terms.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (b) If Novartis materially defaults in its performance of the Titan Agreement, then Vanda shall have the right but not the obligation to correct or cure such default in the place of Novartis at Vanda’s own cost and expense within the ninety (90) day period provided for in Section 10.5 of the Titan Agreement without prejudice to any other rights Vanda may have under this Sublicense Agreement (including the right to recover amounts paid to Novartis), provided that (i) Vanda notifies Novartis in writing of Vanda’s election to do so, and (ii) Vanda’s correction or cure of such default does not increase Novartis’ liability under the Titan Agreement or this Sublicense Agreement.
          (c) It is agreed that a material default by Novartis under the Titan Agreement shall be a material default by Novartis under this Sublicense Agreement.
     10.5 Subject to applicable bankruptcy laws, either party may terminate this Sublicense Agreement if, at any time, the other party shall file in any court pursuant to any statute of the United States or of any individual state or foreign country, a voluntary petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or the appointment of a receiver or trustee of the party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within * after the filing thereof, or if the other party shall propose or be a party to any dissolution, or if the other party shall make an assignment for the benefit of creditors.
          (a) Without limitation, each party’s rights under this Sublicense Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code and any successor thereto (the “Code”). If the bankruptcy trustee of a party as a debtor or debtor-in-possession rejects this Sublicense Agreement under 11 U.S.C. Section 365(n) of the Code, the other party may elect to retain its rights licensed (including the *) from such party hereunder (and any other supplementary agreements hereto) for the duration of this Sublicense Agreement and avail itself of all rights and remedies to the full extent contemplated by this Sublicense Agreement and 11 U.S.C. Section 365(n) of the Code, and any other relevant sections of the Code and other relevant non-bankruptcy law.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

11. RIGHTS AND DUTIES UPON TERMINATION
     11.1 Upon termination of this Sublicense Agreement by Vanda for Novartis’ breach, whether the Sublicense Agreement is terminated in its entirety or with respect only to the parties’ rights and obligations in connection with the U.S./Canadian Territory, all of Novartis’ license rights to the Vanda Know-How and the Vanda Trademarks shall immediately cease.
     11.2 Upon early termination of this Sublicense Agreement with respect to the ROW Territory or the U.S./Canadian Territory or any portion thereof under Sections 10.1 or 11.6 or due to a breach hereof by Vanda or Novartis, the party whose territory has been terminated shall notify the other party of the amount of Product that it, its Affiliates and Sublicensees then have on hand for sale in each country, the sale of which would, but for the termination, be subject to royalty, and such party, its Affiliates and Sublicensees shall thereupon be permitted to sell that amount of Product, provided that such party shall pay the royalty thereon to the other party, or Sanofi-Aventis, as the case may be, at the time provided for.
     11.3 Expiration or termination of this Sublicense Agreement or termination on a country-by-country basis shall terminate all outstanding obligations and liabilities between the parties with respect to the applicable countr(y)(ies) arising from this Sublicense Agreement except those described in Sections 5.5, 6.6, 6.8, 6.9, 6.10. 6.11, 7.3, 8.9, 8.10, 8.11, 9.1, 10, 11, 12, 14, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 27 and Section 3 of Appendix C which sections shall survive such termination. In addition, each party shall pay all sums accrued hereunder which are then due in accordance with the terms hereof except as otherwise defined in this Sublicense Agreement, and any other provision required to interpret and enforce the parties’ rights and obligations under this Sublicense Agreement shall also survive, but only to the extent required for the full observation and performance of the surviving obligations under this Sublicense Agreement. For the avoidance of doubt, in the event of a termination of this Sublicense Agreement with respect to the ROW Territory (or any portion thereof) or the U.S./Canadian Territory (or any portion thereof), the parties’ rights and obligations with respect to the non-terminated country(y)(ies), those Sections of the Sublicense Agreement shall survive any such termination in accordance with their terms.

     11.4 Except as otherwise specifically provided for herein, termination, in whole or in part, of the Sublicense Agreement in accordance with the provisions hereof shall not limit remedies to the parties which may be otherwise available in law or equity, arising out of a party’s performance or nonperformance under this Sublicense Agreement.
     11.5 Subject to Section 11.2 and other express provisions hereof, upon early termination of this Sublicense Agreement with respect to the ROW Territory in its entirety due to breach hereof by Vanda or pursuant to Sections 10.1or 11.6, Vanda’s rights in the Compound and Product shall cease, Vanda, its Affiliates and Sublicensees shall cease manufacture, development, marketing and sale of the Compound and Product in the ROW Territory, and all originals and copies of Know-How, Data, results and other information collected and/or generated by Vanda, its Affiliates and Sublicensees relating to the Compound or Product prior to termination shall be delivered to Novartis within thirty (30) days thereafter, except for one copy thereof which may be retained in Vanda’s legal or other appropriately restricted files solely for the purpose of establishing the extent of its obligations hereunder. Any ex-U.S. equivalent to an IND or other regulatory filing effected prior to termination shall be assigned by Vanda to Novartis (or its designee(s), which designee may be Sanofi-Aventis or Titan), at Novartis’ request and expense, if not already assigned to Novartis. Vanda shall provide to Novartis, within thirty (30) days of Novartis’ request, copies of all regulatory correspondence, including, but not limited to, any ex-U.S. equivalents to IND Information Amendments, IND Reports, IND Safety Reports, NDA submission, NDA Postmarketing Reports, and reports of written/phone contacts to and from regulatory agencies, as well as the safety database for the Product managed by Vanda.
     11.6 If (a) Vanda is precluded from selling the Product in a particular country in the ROW Territory by virtue of infringement of Third Party patent rights, or (b) there is a holding of invalidity or unenforceability of any Patent, from which no further appeal can be taken, that materially affects Vanda’s ability to commercialize the Product in a particular country in the ROW Territory, Vanda shall have the right but not the obligation to terminate this Sublicense Agreement in such country. At Vanda’s option, this Sublicense Agreement may be terminated in its entirety if the events described in subsection (a) or (b) of this Section 11.6 occur in two of the Major Market Countries. Within ninety-five (95) days of any such termination, subject to the following sentence, Novartis shall repay to Vanda if the Sublicense Agreement has been terminated in its entirety, that portion of any up-front license fee and milestone payments it has received from Vanda up to the date of termination. In the event that the Sublicense Agreement is terminated pursuant to Section 11.6 of the Sublicense Agreement, Novartis shall be obligated to make the foregoing repayments to Vanda, but only to the extent that it has been repaid its own up-front license fee and milestone payments due to Novartis under Section 11.6 of the Titan Agreement. If this Sublicense Agreement has been terminated only with respect to certain country(ies), the parties shall negotiate in good faith a smaller portion of the upfront license fee and milestone payments Novartis has received from Vanda up to such date which shall be repaid to Vanda; provided, however, if the Titan Agreement has been terminated only with respect to such certain countries under Section 11.6 of the Titan Agreement, Novartis shall be obligated to make such repayments to Vanda but only to the extent Novartis has been repaid the corresponding portion of the up-front license fee and milestone payments owed to it pursuant to Section 11.6 of the Titan Agreement. If the parties are unable to agree on such smaller portions within ninety (90) days, the issue shall be submitted for determination by arbitration in accordance with Section 16.2.
12. WARRANTIES, INDEMNIFICATIONS AND REPRESENTATIONS
     12.1A. Novartis represents and warrants that *:
          (a) all currently issued or pending patents and patent applications in the ROW Territory owned or controlled by Sanofi-Aventis or its Affiliates or Sublicensees claiming the Compound or Product are listed in Appendix A;
          (b) Sanofi-Aventis or Novartis or their respective Affiliates or Sublicensees own or control the entire right, title and interest in Patents in the ROW Territory and Know-How. If Novartis becomes aware of any patents or patent applications owned or controlled by Sanofi-Aventis or its Affiliates or Sublicensees claiming the Compound or Product or manufacture, formulation or use thereof, not listed in Appendix A and is within the rights granted to Vanda in this Sublicense Agreement, such patents and patent applications shall be added to Appendix A at no cost to Vanda;

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (c) the Titan Agreement is in full force and effect and neither Sanofi-Aventis nor Titan nor Novartis is in default of any of their obligations thereunder; and
          (d) Novartis has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patents in the ROW Territory or Know-How.
     12.1B. Vanda represents and warrants that *:
          (a) it or its Affiliates owns or controls the entire right, title and interest to, in each case free and clear of any liens, all Vanda Know-How, Vanda Trademarks, Vanda Domain Names and Existing Applications and Approvals;
          (b) neither Vanda nor any of its Affiliates or Sublicensees has transferred ownership of any Vanda Know-How, Vanda Trademarks, Vanda Domain Names or Existing Approvals to any Person;
          (c) to the best of Vanda’s knowledge, (i) except, with respect to events or occurrences arising after the Execution Date only, as may be disclosed by Vanda to Novartis prior to the Effective Date, if at all, no Person has infringed or misappropriated or is infringing or misappropriating any Vanda Know-How or the Vanda Trademarks; and (ii) neither Vanda nor any of its Affiliates or Sublicensees has infringed or misappropriated or is infringing or misappropriating, in connection with the use, exploitation or license of the Vanda Know-How or the Vanda Trademarks, the intellectual property of any Third Party;
          (d) *;

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (e) all negotiations or discussions with any Person other than Novartis with respect to any license, sale or other transfer or grant of rights with respect to the Vanda Know-How, the Vanda Trademarks, Vanda Domain Names and Existing Applications and Approvals have been terminated and there are no letters of intent or similar documents which have any binding effect on Vanda or any contract, agreement or commitment referring to or relating to any license, sale or other transfer or grant of rights with respect to the Vanda Know-How, Vanda Trademarks, Vanda Domain Names and Existing Applications and Approvals to which any of Vanda, its Affiliates or Sublicensees is a party which has any legally binding effect on Vanda, its Affiliates or Sublicensees.
     12.1C. Each party represents and warrants to the other at the Execution Date and the Effective Date of this Sublicense Agreement as follows:
          (a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
          (b) it has all requisite corporate power and authority to execute, deliver, and perform this Sublicense Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Sublicense Agreement and the consummation of the transactions contemplated by this Sublicense Agreement; the execution and delivery of this Sublicense Agreement by such party and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of such party; this Sublicense Agreement has been duly executed and delivered by such party;
          (c) this Sublicense Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
          (d) all consents, approvals and authorizations from all governmental authorities or other Persons required to be obtained by such party in connection with this Sublicense Agreement and the transactions contemplated hereby have been obtained, subject to compliance with the HSR Act;

          (e) the execution and delivery of this Sublicense Agreement and all other instruments and documents required to be executed pursuant to this Sublicense Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any other agreement to which it is a party; or (iii) violate any applicable law; and
          (f) neither it nor its Affiliates, nor their respective stockholders, directors, officers or employees have retained any broker, finder, or investment banker in connection with the Sublicense Agreement or the transactions contemplated hereby, except, in the case of Vanda, for those Persons, the fees and expenses of which shall be paid solely by Vanda.
     12.2 Nothing in this Sublicense Agreement shall be construed as a warranty that the Patents are valid or enforceable or that their exercise does not infringe any patent rights of Third Parties. Each party represents and warrants to the other party that it has no present knowledge (except as disclosed to the other party or as available to the other party from public information) that (i) the Patents are invalid or unenforceable, (ii) the exercise of Patents infringes any patent rights of Third Parties, and (iii) Third Party licenses are necessary for the development, manufacture or commercialization of the Compound or Product. A holding of invalidity or unenforceability of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate future royalties otherwise due under such Patent from the date such holding becomes final.
     12.3 Each party represents and warrants to the other party that it is not currently debarred, suspended or otherwise excluded by any U.S. Government agencies from receiving federal contracts.
     12.4 Vanda represents and warrants that during the term of this Sublicense Agreement, neither it, an Affiliate or a Sublicensee shall license, develop, have developed, manufacture, have manufactured, sell or have sold any of the following compounds or products classified as an atypical antipsychotic: *.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     In the event that Vanda or a Sublicensee undertakes any of the foregoing actions within the EEA, then Novartis may not terminate this Sublicense Agreement or seek damages or equitable remedies for such actions, but may at its option by notice to Vanda (i) terminate the Exclusive nature of the licenses granted pursuant to Article 2 hereof in the EEA, so that all use of Patents and Know-How in the EEA will thereafter be on a non-exclusive basis at a reduced royalty rate to be negotiated at time of change in exclusivity; and/or (ii) require Vanda to prove to Novartis’ reasonable satisfaction that the Know-How is not being used for such activities. Notwithstanding the foregoing, Novartis and Vanda agree that in the event Vanda acquires rights to one or more of the * compounds or products listed in the first paragraph of this Section 12.4 (the “Acquired Compounds or Products”) as part of a corporate transaction Novartis shall use its good faith efforts to cause Sanofi-Aventis and Titan to waive any rights that it may have against Vanda or Novartis under this Section 12.4 and Section 12.4 of the Titan Agreement. To assist Novartis in obtaining such waiver from Sanofi-Aventis, Vanda will provide Novartis with arguments supporting how Vanda intends to prevent the Products from being negatively impacted by the Acquired Compounds or Products. In the event that Sanofi-Aventis or Titan will not waive such rights and Vanda does not agree to divest the Acquired Compounds or Products or, alternatively, sublicense the Product to a mutually acceptable Third Party (which Third Party must also be acceptable to Sanofi-Aventis and Titan), Novartis agrees that its sole and exclusive remedy against Vanda shall be to terminate the Exclusive nature of the Sublicense Agreement in the EEA as provided for in this Section 12.4, and to terminate this Sublicense Agreement elsewhere in the ROW Territory.
     12.5 During the term of this Agreement, Novartis shall: (i) not enter into any subsequent agreement with Titan or Sanofi-Aventis that modifies or amends the Titan Agreement or the Sanofi-Aventis Agreement in any material respect, or otherwise waives any rights under the Titan Agreement or Sanofi-Aventis Agreement in any material respect, in either case, in a manner that would adversely affect Vanda’s rights under this Sublicense Agreement, without the prior written consent of Vanda, (ii) not terminate the Titan Agreement, in whole or in part (in any material respect), directly or indirectly (including by delivery of any notification pursuant to Section 10.1(a) of the Titan Agreement), and (iii) furnish Vanda with copies of all written notices received by Novartis (or any of its Affiliates) relating to any alleged

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

breach or default by Novartis under the Titan Agreement promptly after Novartis’ (or its Affiliate’s) receipt thereof.
     12.6 Vanda shall indemnify, defend and hold Novartis, Sanofi-Aventis, Titan and their respective Affiliates harmless from and against any and all liabilities, claims, demands, damages, costs, expenses, fines, penalties or money judgments including without limitation court costs and reasonable attorney’s fees (hereinafter referred to as “Liabilities”), incurred by or rendered against Novartis, Titan, Sanofi-Aventis and their respective Affiliates to the extent they arise out of the clinical testing, use or labeling, or the manufacture, processing, packaging, sale or distribution of the Compound or Product (as the case may be) by Vanda, its Affiliates and Sublicensees, or the breach of this Sublicense Agreement by Vanda (including without limitation any breach of Vanda’s representations and warranties under this Sublicense Agreement) or any negligence or misconduct of Vanda, except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement or the Supply Agreement by Novartis or breach of the Titan Agreement by Sanofi-Aventis or Titan (including without limitation any breach of Novartis’ representations or warranties under this Sublicense Agreement or the Supply Agreement or any breach of Sanofi-Aventis’ or Titan’s representations or warranties under the Titan Agreement) or any negligence or misconduct by Novartis, Titan or Sanofi-Aventis. Vanda shall also indemnify, defend and hold Novartis, Titan, Sanofi-Aventis and their respective Affiliates harmless from and against any and all Liabilities incurred by or rendered against Novartis, Titan, Sanofi-Aventis and their respective Affiliates which arise out of any of Vanda’s contracts or arrangements with Third Parties (including CROs) relating to the development and/or registration process for the Compound or Product from and after the Effective Date of this Sublicense Agreement, whether *, except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by Novartis or breach of the Titan Agreement by Sanofi-Aventis or Titan (including without limitation any breach of Novartis’ representations or warranties under this Sublicense Agreement or any breach of Sanofi-Aventis’ or Titan’s representations or warranties under the Titan Agreement) or any negligence or misconduct by Novartis, Titan or Sanofi-Aventis.

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     12.7 Novartis shall indemnify, defend and hold Vanda, its Affiliates and Sublicensees harmless from and against any and all Liabilities (as defined in Section 12.6 hereof), incurred by or rendered against Vanda, its Affiliates and Sublicensees, which arise out of the breach of this Sublicense Agreement by Novartis (including any breach of Novartis’ representations or warranties under this Sublicense Agreement) or any negligence or misconduct by Novartis, except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement or the Supply Agreement by Vanda (including without limitation any breach of Vanda’s representations and warranties under this Sublicense Agreement or the Supply Agreement) or breach of the Titan Agreement by Sanofi-Aventis or Titan (including without limitation any breach of Sanofi-Aventis’ or Titan’s representations or warranties under the Titan Agreement) or any negligence or misconduct by Vanda, Sanofi-Aventis or Titan. Novartis shall also indemnify, defend and hold Vanda, its Affiliates and Sublicensees harmless from and against any and all Liabilities incurred by or rendered against Vanda, and its Affiliates and Sublicensees which arise out of the manufacture, use or sale of the Compound and Product that has been manufactured or sold by or on behalf of Novartis and its Affiliates or Sublicensees * (including in those countries in the ROW Territory where Vanda’s sublicense rights hereunder have been terminated), including the clinical testing, use and labeling of Product and the manufacture, processing, packaging, sale or distribution of Product by or on behalf of Novartis and its Affiliates and Sublicensees, which arise out of the activities of any CRO which occurred prior to the execution of this Sublicense Agreement and that were undertaken pursuant to a written contract between Novartis and such CRO relating to the Compound or Product.
     12.8 Each party shall give the other prompt notice in writing of any claim or demand referred to in Sections 12.6 or 12.7. In addition, the obligations of any indemnifying party shall be subject to the indemnified party fulfilling the following obligations:
          (a) With respect to Third Party claims, the indemnified party shall fully cooperate with the indemnifying party in the defense of such claim or demand which defense shall be controlled by the indemnifying party; and

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

          (b) With respect to Third Party claims, the indemnified party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, demand or suit (including without limitation retaining its own counsel) without the prior written consent of the indemnifying party, which such party shall not be required to give.
13. COMPLIANCE WITH LAW
     Each party shall perform its obligations under this Sublicense Agreement in accordance with all applicable laws, including without limitation, applicable privacy laws. No party shall, or shall be required to, undertake any activity under or in connection with this Sublicense Agreement which violates, or which it believes, in good faith, may violate, any applicable law.
14. NO PROJECTIONS
     Vanda and Novartis acknowledge and agree that nothing in this Sublicense Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the milestones and Net Sales levels set forth in this Sublicense Agreement or that have otherwise been discussed by the parties are merely intended to define the milestone and royalty obligations that each party has to the other in the event such milestones or Net Sales levels are achieved. NEITHER VANDA NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
15. FORCE MAJEURE
     15.1 If the performance of any part of this Sublicense Agreement by either party, or if any obligation under this Sublicense Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed. In the event of a force majeure, the parties shall also discuss whether modifications of the terms of this Sublicense Agreement are necessary to alleviate the hardship or loss caused by the force majeure.
16. GOVERNING LAW AND ARBITRATION
     16.1 This Sublicense Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York (without regard to New York’s or any other jurisdiction’s choice of law principles).
     16.2 In the event of any dispute, controversy or claim arising out of or relating to the interpretation or failure to comply with the terms of this Sublicense Agreement, the parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the parties relating to, arising out of or in any way connected with the interpretation of this Sublicense Agreement or failure to comply with any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Sublicense Agreement, shall be resolved by final and binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Except in the case of a determination to be made where payments are to be made to by one party to the other, the party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice to allow the parties time to further attempt to come to an amicable resolution of the dispute. Arbitration shall be held in New York City, New York according to the commercial rules of the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with AAA rules; provided, however, that each party shall within thirty (30) days after the institution of the arbitration proceedings appoint a party arbitrator, and the party-arbitrators shall select a neutral arbitrator, to be chairman of the arbitration panel, within thirty (30) days thereafter. If the party-arbitrators are unable to select a neutral within such period, the neutral shall be appointed in accordance with AAA rules. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Sublicense Agreement and such award is expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on all of the parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. In any arbitration pursuant to this Sublicense Agreement, the arbitrators shall interpret the express terms hereof and apply the laws of the State of New York. The losing party to the arbitration as determined by the arbitrators shall pay the costs of arbitration. Notwithstanding the provisions of this clause, either party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction without first having to comply with this Section 16.2.
17. SEPARABILITY
     17.1 In the event any portion of this Sublicense Agreement not material to the remaining portions shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.
     17.2 If any of the terms or provisions of this Sublicense Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
     17.3 In the event that the terms and conditions of this Sublicense Agreement are materially altered as a result of Sections 17.1 or 17.2, the parties shall renegotiate the terms and conditions of this Sublicense Agreement so as to accomplish as nearly as possible the original intentions of the parties.
18. ENTIRE AGREEMENT; AMENDMENTS
     18.1 This Sublicense Agreement and the Appendices attached hereto, and the Original Agreement (solely with respect to periods prior to the Effective Date), constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes, as of the Effective Date, all previous writings and understandings, including the Confidentiality Agreements between the parties dated June 16, 2003 and June 8, 2009, as amended, (it being understood and agreed that all Confidential Information of Sanofi-Aventis, Titan and Novartis disclosed to Vanda prior to the Execution Date of this Sublicense Agreement shall be subject to

Sections 6.6, 6.8, 6.9 and 6.11 of this Sublicense Agreement). No terms or provisions of this Sublicense Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Sublicense Agreement by written instruments specifically referring to and executed in the same manner as this Sublicense Agreement. Any amendments to this agreement require the prior written approval of Titan and Sanofi-Aventis, which approval will not be unreasonably withheld.
19. NOTICES
     19.1 Any notice required or permitted under this Sublicense Agreement shall be in writing and in English and shall be sent by airmail, postage prepaid, or facsimile or courier to the following address of each party or to such other address as may be designated in writing by the respective parties (and shall be effective upon receipt by the party to whom it is addressed):
     If to NOVARTIS:
Novartis Pharma AG
Legal Services
P.O. Box
4002 Basel
Switzerland
Facsimile: +41 61 324 68 59
Attention: General Counsel Pharma Legal
With a copy to:
Business Development and Licensing Novartis Pharma AG
P.O. Box
4002 Basel
Switzerland
Attention: Head of Global Partnering
If to Vanda:
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive
Suite 300
Rockville, MD 20850
Attention: Chief Business Officer
Facsimile: (301) 294-1900

With a copy to:
Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian, LLP
610 Lincoln Street
Waltham, MA 02451
Attention: Timothy Ehrlich, Esq.
Facsimile: (781)-622-1622
     19.2 Any notice required or permitted to be given concerning the Sublicense Agreement or Sanofi-Aventis Agreement shall be effective upon receipt by the party to whom it is addressed.
If to TITAN:
Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080
Attention: Sunil Bhonsle, President
Telephone: (650) 244-4990
Facsimile: (650) 244-4956
With a copy to:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Fran Stoller
Phone: 212-407-4935
Facsimile: 212-407-4990
e-mail: fstoller@loeb.com
If to Sanofi-Aventis:
sanofi-aventis
200 Crossing Boulevard
Mail Stop BX2 800D
Bridgewater, NJ 08807-0890
Facsimile: 908-231-3619
Attention: Senior Vice President, Corporate Development

With copies to:
sanofi-aventis
200 Crossing Boulevard
Mail Stop BX2 700A
Bridgewater, NJ 08807-0890
Facsimile: 908-231-4480
Attn: Vice President, Legal Corporate Development
For safety and Adverse Event Reporting:
sanofi-aventis
Global Pharmacovigilance & Epidemiology
Suraj Patel, License Partner Coordinator
200 Crossing Boulevard
PO Box 6890, BX4-400G
Bridgewater, NJ 08807-0890
USA
Phone: +1 908 541 5431
Fax: +1 908 231 4229
Email: suraj.patel@aventis.com
With copies to:
sanofi-aventis
US Regulatory Liaison
Kerry Rothschild, License Partner Coordinator
200 Crossing Boulevard
PO Box 6890, BX2-209G
Bridgewater, NJ 08807-0890
USA
Phone: +1 908 231 2848
Email: kerry.rothschild@aventis.com
And,
sanofi-aventis
US Regulatory Coordination
Steve Caffe, License Partner Coordinator
200 Crossing Boulevard
PO Box 6890, BX2-209G
Bridgewater, NJ 08807-0890
USA
Phone: +1 908 231 5683
Fax: +1 908 541 5293
Email: steve.caffe@aventis.com

20. ASSIGNMENT
     20.1 This Sublicense Agreement or any portions thereof and the sublicenses herein shall be binding upon and inure to the benefit of the successors in interest and assignees of the respective parties.
     20.2 Vanda may assign this Sublicense Agreement to an Affiliate without the prior written consent of Novartis, and in such event Vanda will continue to guarantee the obligations of such Affiliate hereunder. Subject to the foregoing, Vanda shall not have the right to assign this Sublicense Agreement to any Third Party without the prior written consent of Novartis, Titan and Sanofi-Aventis, such consent not to be unreasonably withheld; provided, however, that no such consent shall be required in connection with an assignment in connection with any event referred to in Section 20.3 below.
     20.3 In the event of a consolidation, merger, acquisition which involves a change in control of Vanda, this Sublicense Agreement shall remain in full force and effect, and Vanda agrees to notify Novartis, Titan and Sanofi-Aventis. Consolidation, mergers and/or acquisitions to which Vanda is a party which do not involve a change in control of Vanda shall not require such notice.
     20.4 In order for any assignment by Vanda of this Sublicense Agreement (which is permitted by this Sublicense Agreement) to be valid, the assignee of such assignment shall assume and agree to be bound by the provisions hereof.
21. FAILURE TO ENFORCE
     21.1 The failure of either party to enforce at any time any provisions hereof shall not be construed to be a waiver of such provision nor of the right of such party thereafter to enforce each and every such provision.
22. AGENCY
     22.1 Except as expressly set forth in this Sublicense Agreement, nothing in this Sublicense Agreement authorizes either party to act as agent for the other or, as to any Third Party, to indicate or imply the existence of any such agency relationship. The relationship between the parties is that of independent contractors.

23. FURTHER ASSURANCES
     23.1 Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Sublicense Agreement.
24. CAPTIONS
     24.1 Captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof
25. MISCELLANEOUS
     25.1 Both parties agree to discuss matters arising during the term of this Sublicense Agreement in the spirit of co-operation and good faith and endeavor to resolve any differences by mutual agreement whenever possible. If the parties fail to reach agreement, either party may submit the matter for resolution pursuant to Section 16.2.
     25.2 Sanofi-Aventis and its Affiliates shall be third party beneficiaries under this Sublicense Agreement to the extent that this Sublicense Agreement inures to the benefit of Sanofi-Aventis, with respect to Sections 0, 2.1, 2.3(a), 2.4(a), 2.6, 3.4(a), 3.5, 4.1(a), 4.2, 4.3, 5.2, 5.3, 5.5, 6.5, 6.6, 6.9, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.9, 8.10, 8.11, 8.12, 8.13, 9.1, 9.3, 9.4, 9.5(a), 10.1(b), 11.5, 12.6, 19.2, 20.2, 20.3, 20.4, 25.2 and 25.3 with all rights and remedies associated therewith.
     25.3 Vanda covenants to Novartis that during the term of this Sublicense Agreement, Vanda, its Affiliates and Sublicensees shall not violate the Federal Foreign Corrupt Practices Act in the performance of its negotiations or obligations hereunder.
     25.4 Unless the context of this Sublicense Agreement otherwise requires, the following rules of interpretation apply to this Sublicense Agreement: (i) “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Sublicense Agreement refer to this Sublicense Agreement as a whole and not to any particular provision of this Sublicense Agreement; (iii) words of one gender include the other gender; (iv) references to a Person are also to its permitted successors and assigns (to the extent permitted by this Sublicense Agreement); (v) references to an

“Article”, “Section”, “Appendix”, “Annex”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Appendix, Annex, Exhibit or Schedule to, this Sublicense Agreement, unless expressly stated otherwise; (vii) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Sublicense Agreement only for so long as such law is applicable to this Sublicense Agreement; and (viii) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Sublicense Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.
26. HSR FILING
     26.1 If required by applicable law, both parties shall promptly file, following the Execution Date, their respective pre-merger notification and report forms with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) pursuant to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”) (such notification and report forms, collectively, the “HSR Filing”). Each party will be responsible for * associated with any HSR Filing but * shall be responsible for *.
     26.2 The parties shall use their Commercially Reasonable Efforts to obtain prompt clearance required under the HSR Act for the consummation of this Sublicense Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that neither party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other material structural or conduct remedy.
     26.3 Notwithstanding anything to the contrary in this Sublicense Agreement, this Article 26 shall be binding upon the parties as of the Execution Date; however, the remainder of this Sublicense Agreement shall not take effect (other than Sections 12.1B, 12.1C, 16, 17, 18, 19, 20, 21, 22, 24, 25.1 and 25.4), and the licenses granted pursuant to Article 2 shall not take

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

effect, until the Effective Date. As used herein, the “HSR Clearance Date” shall mean such time as: (a) the parties shall have made all filings in accordance with all applicable requirements of the HSR Act; (b) the waiting period under the HSR Act shall have expired or earlier been terminated; (c) no judicial or administrative proceeding pursuant to the HSR Act opposing consummation of all or any part of this Sublicense Agreement shall be pending; (d) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Sublicense Agreement or any material portion hereof pursuant to the HSR Act shall be in effect; and (e) no requirements or conditions shall have been formally requested or imposed by the DOJ or FTC in connection therewith that are not reasonably and mutually satisfactory to the parties (collectively, the “HSR Conditions”). In the event that the HSR Conditions are not met within * of the Execution Date, this Sublicense Agreement shall be null and void.
27. AFFILIATES
     In the event of a merger, purchase or sale of stock, purchase or sale of assets or other similar transaction (“Acquisition Transaction”), where a party to this Sublicense Agreement or one of its Affiliates (the “Transaction Party”) or its assets is acquired by or acquires or merges with a Person other than the other party or its Affiliates (such Person, the “Transaction Counterparty”), then the Transaction Counterparty and the Transaction Counterparty’s Affiliates other than the Transaction Party and its controlled Affiliates (collectively, the “Transaction Counterparty Group”) will not be deemed to be an Affiliate of the Transaction Party for purposes of the licenses or * granted to or by or required disclosures to or by the other party to this Sublicense Agreement and any restrictions on the Transaction Party hereunder will not apply to the Transaction Counterparty Group (apart from the business of the Transaction Party and its controlled Affiliates), provided, that, and so long as, intellectual property rights relating to or affecting the Product or Compound are not disclosed to or used by the Transaction Party Group (except for disclosure solely pursuant to a confidentiality agreement executed by and between the Transaction Party and the Transaction Party Group for purposes of due diligence in connection with the Transaction Party Group’s evaluation of a proposed Acquisition Transaction and no further disclosures after consummation of the Acquisition Transaction). For example, if a Transaction Counterparty

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

     Group at the time of an Acquisition Transaction also has an iloperidone program or product, then, subject to the proviso of the immediately preceding sentence, any related know-how and intellectual property rights of the Transaction Counterparty Group will not become part of this Sublicense Agreement and such Transaction Counterparty Group shall not be entitled to the benefits of the Transaction Party under this Sublicense Agreement (but instead shall be deemed a Third Party for all purposes hereof except that transfers or sales of Compound or Product between the Transaction Party and the Transaction Counterparty Group that is a Sublicensee shall be disregarded for purposes of the definition of Net Sales), and such Transaction Counterparty Group will not be required to disclose any inventions it has or in the future conceives, reduces to practice, makes or develops (apart from the business of the Transaction Party).
     For the purposes of this Agreement, “Transaction Counterparty Group Intellectual Property” shall mean rights in patents and patent applications in any country and know-how (including information, trade secrets and data, whether patentable or not) which are controlled by a Transaction Counterparty Group immediately prior to the consummation of the Acquisition Transaction involving such Transaction Counterparty Group and the applicable Transaction Party; provided, however that such patent rights and know-how of a Transaction Counterparty Group shall not be considered Transaction Counterparty Group Intellectual Property (and shall therefore be included as NVS Patents or Know-How, or Vanda Patents or Vanda Know-How, as applicable) in the event that (i) any such patent rights and/or know-how are actually used by such Transaction Counterparty Group or any of its Affiliates at any time during the term of this Sublicense Agreement in the research, development or commercialization of the Compound or Product or (ii) such patent rights and know-how were licensed to Novartis or Vanda (as applicable) hereunder prior to the consummation of the Acquisition Transaction.
     Each party will be responsible for all acts or omissions of their respective Affiliates which, if such Affiliate were a party to this Sublicense Agreement, would constitute a breach hereof, and any such acts or omissions shall be considered a breach of the Sublicense Agreement by the first party.

***[Remainder of page intentionally left blank — signature page follows]***

     IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be executed by their duly authorized representatives as of the Execution Date.

VANDA PHARMACEUTICALS INC.
By:	/s/Mihael Polymeropoulos
	Name:	Mihael Polymeropoulos
	Title:	Chief Executive Officer

NOVARTIS PHARMA AG
By:	/s/Paul D. Burns
	Name:	Paul D. Burns
	Title:	General Counsel, Pharma Legal

By:	/s/Anthony Rosenberg
	Name:	Anthony Rosenberg
	Title:	Head of Global BD&L

List of Appendices

Patents and Patent Applications	Appendix A

Metabolites	Appendix B

Trademark Licenses	Appendix C

Vanda Domain Names	Appendix D

Joint Steering Committee	Appendix E

Special Countries	Appendix F

Financial Obligations Assumed by Novartis	Appendix G

Novartis Development Plan	Appendix H

Form of Invoice	Appendix I

Novartis Depot Formulation Patents	Appendix J

Quantities and Cost of Transferred Supply; Specifications	Appendix K

Appendix A
Patents and Patent Applications
Sanofi-Aventis Patents and Patent Applications
*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 1

*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 2

*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 3

Appendix A (continued)
Novartis Patents and Patent Applications
*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 4

*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 5

Annex 1 to Appendix A
*

*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix A — 6

Annex 2 to Appendix A
*

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.
Appendix A — 7

Appendix B
Metabolites
*

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.
Appendix B — 1

Appendix C
Trademark Licenses
1. Definitions
     “Novartis Trademarks” shall mean all trademarks, trade names, trade dress, brand names, logos and/or slogans, and all registrations therefor, other than any Vanda Trademarks owned or controlled by Novartis or its Affiliates (other than Novartis’ corporate trademarks (including any house marks), trade names, trade dress, brand names, logos and slogans) and used or intended to be used in connection with the commercialization of the Compounds or Products in the U.S./Canadian Territory and/or the ROW Territory.
     “Vanda Trademarks” shall mean (a) any trademarks, trade names, trade dress, brand names, logos and/or slogans, and all registrations therefor, owned or controlled by Vanda or its Affiliates and existing as of the Effective Date, as set forth in Annex 1 to this Appendix C which are directly related to the Compounds or Products, (b) Vanda’s corporate trademarks (including any house marks), trade names, trade dress and logos and (c) any copyrights owned or controlled by Vanda or its Affiliates directly related to the commercialization of the Compounds or Products in the U.S./Canadian Territory (the “Vanda Copyrights”).
2. License Grants
     2.1 Subject to the terms and conditions of the Sublicense Agreement, including this
Appendix C:
          (a) Vanda hereby grants to Novartis (i) an exclusive right and license, with the right to grant sublicenses, to use the Vanda Trademark “FANAPT™” in the U.S./Canadian Territory in connection with the manufacture, use, import and commercialization of Products in the U.S./Canadian Territory; (ii) subject to Sections 2.1(a)(i) and (iii) of this Appendix C, a non-exclusive license to use the Vanda Trademarks (other than “FANAPT™”) in the U.S./Canadian Territory in connection with the manufacture and commercialization of Products, such license to include the right to distribute Products in the U.S./Canadian Territory with packaging that bears the Vanda Trademarks; and (iii) an exclusive right and license, with the right to grant sublicenses, to use the Vanda Copyrights in connection with the commercialization of the

Appendix C — 1

Products in the U.S./Canadian Territory. Except as otherwise expressly provided for in the Sublicense Agreement, Vanda may continue to use the Vanda Trademarks as it sees fit in the ordinary course of business, including in connection with the manufacturing and commercialization of the Compound or Product in the ROW Territory.
          (b) Novartis hereby grants to Vanda an exclusive, royalty-free license, with the right to grant sublicenses, under the Novartis Trademarks to commercialize Compounds and Products (including in any Depot Formulations) in the ROW Territory. In the event that Novartis files for and commercializes any Depot Formulation of the Product in the U.S./Canadian Territory under a Depot Trademark (as defined in Section 2.4(b) of the Sublicense Agreement), and such Depot Trademark is approved by Sanofi-Aventis pursuant to Section 2.5 of the Titan Agreement, then Vanda may, at its option, elect to acquire a license to such Depot Trademark under the same license terms as set forth in the preceding sentence by providing written notice of its election to Novartis. Upon Vanda’s issuance of said notice, the Depot Trademark will be deemed to be automatically added within the scope of the aforementioned exclusive license to the Novartis Trademarks.
     2.2 Quality Control. Prior to commercial launch of any Product and at reasonable intervals during the term of the Sublicense Agreement and thereafter (as long as such party continues to use the other party’s trademarks licensed hereunder), that party shall provide the other party with samples of marketing materials, packages and package insertions incorporating any of the other party’s trademarks sufficient to permit the other party to maintain quality control over its trademarks, trade dress, logos and slogans. Neither party shall take any actions or do anything that is likely to diminish or impair the image and/or value of any of the other party’s trademarks.
3. Ownership; Protection of Rights
     3.1 Trademark Ownership. All trademarks shall be registered by the party owning such trademark in its name as owner in all applicable countries. All trade dress, logos, slogans and designs may be registered by the party owning such trade dress, logos or slogan, in the discretion of such party, in its name as owner in all applicable countries.

Appendix C — 2

     3.2 Vanda Trademarks. Vanda will continue to own, throughout the world, all Vanda Trademarks and all registrations thereof, used or intended to be used for a Product, including, without limitation, the trademark “FANAPT™”. All goodwill attributable to the Vanda Trademarks generated by the commercialization of a Product bearing a Vanda Trademark shall inure to the benefit of Vanda. Novartis shall solely bear all costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each Vanda Trademark licensed to it hereunder (other than Vanda’s corporate trademarks (including any house marks), trade names, trade dress and logos) which are used by Novartis in connection with any sales, marketing or promotion of any Products for the U.S./Canadian Territory. Vanda shall invoice Novartis from time-to-time for such costs, and Novartis shall pay such invoices within * following the date of the invoice.
     3.3 Novartis Trademarks. Novartis will continue to own, throughout the world, all Novartis Trademarks. All goodwill attributable to the Novartis Trademarks generated by the commercialization of a Product bearing a Novartis Trademark shall inure to the benefit of Novartis. Novartis shall solely bear all reasonable costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each Novartis Trademark.
     3.4 Infringement of Trademarks and Copyrights. Vanda shall take * to protect, defend and maintain each Vanda Trademark used in connection with a Product in the U.S./Canadian Territory and all registrations therefor. * shall notify * promptly upon learning of any actual, alleged or threatened infringement of any such Vanda Trademark. Upon learning of such offences, * shall *, unless the parties otherwise mutually agree. To the extent related to the commercialization of Product in the U.S./Canadian Territory, all recoveries in connection therewith will be allocated *. * shall have the right to participate fully in all such actions or proceedings. During the period that Novartis has a license to the Vanda Trademarks under the Sublicense Agreement, in the event that * does not undertake such an infringement action, then * shall be permitted to

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Appendix C — 3

do so *, and all recoveries in connection therewith will be allocated *. For the purposes of this Section 3.4, the party that brings suit to enforce a given trademark (solely to the extent related to the commercialization of Product in the U.S./Canadian Territory) shall also have the right to control settlement of such claim; provided, however, that a settlement that does not contain a complete release of the other party shall not be entered into without the written consent of the other party, such consent not to be unreasonably withheld.
     3.5 Costs of Defense. The parties will * the unrecovered out-of-pocket costs (including legal fees) incurred by the parties in bringing, maintaining and prosecuting any action to maintain, protect or defend any Vanda Trademark (other than Vanda’s corporate trademarks (including any house marks), trade names, trade dress and logos) covering or used or intended to be used in connection with the marketing or sale of any Product in the U.S./Canadian Territory.
     3.6 Acknowledgment of Ownership. Novartis acknowledges the sole ownership by Vanda and validity of all Vanda Trademarks. Novartis further agrees that any use of such Vanda Trademarks by Novartis shall be for the benefit of Vanda, and any goodwill accrued in connection with the use and display of any Vanda Trademarks shall accrue solely to the benefit of Vanda and not Novartis. Novartis agrees that it will not at any time during or after the term of the Sublicense Agreement assert or claim any interest in or do anything which may materially and adversely affect the validity or enforceability of any Vanda Trademark owned by Vanda and used or intended to be used on or in connection with the marketing or sale of a Product. Novartis will not register, seek to register or cause to be registered any Vanda Trademarks owned by Vanda and used or intended to be used on or in connection with the marketing or sale of a Product or any variation thereof, under any law providing for registration of trademarks, service marks, trade names, fictitious names or similar laws, as an Internet domain name, or in the name of a corporation, partnership, limited liability company or other entity, without Vanda’s prior written consent; provided, that, for the avoidance of doubt, the foregoing shall not prevent Novartis from *. Each reference to and use of a Vanda

*	Certain information has been omitted and filed separately with the Commission.

Confidential treatment has been requested with respect to the omitted portions.

Appendix C — 4

Trademark owned by Vanda shall be accompanied by an acknowledgement that the Vanda Trademark is a trademark or registered trademark owned by Vanda and used by Novartis under license.
     3.7 Use of a Party’s Trademarks. Except as allowed hereunder, neither party shall use the trademarks, including any trade names or logos, of the other party without such other party’s prior written approval.

Appendix C-5

Annex 1 to Appendix C
Annex 1 to Appendix C
Vanda Trademarks
*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix C-6

Appendix D
Vanda Domain Names
*
* Certain information has been omitted and filed separately with the Commission.
Confidential treatment has been requested with respect to the omitted portions.

Appendix D-1

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix D-2

Appendix E
Joint Steering Committee
     (a) General. The parties shall establish a Joint Steering Committee (“JSC”) within * after the Effective Date of the Sublicense Agreement. As soon as practicable following the Effective Date of the Sublicense Agreement (but in no event more than * following the Effective Date of the Sublicense Agreement), each party shall designate * representatives (in addition to its Alliance Manager (as defined below)) to serve on the JSC by written notice to the other party. Either party may designate a substitute for any of its representatives who is unable to be present at a meeting. From time to time each party may replace its representatives by written notice to the other party specifying the prior representative(s) and their replacement(s). Each party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 6. One of the * representatives shall serve as the chairperson of the JSC. The chairperson shall be responsible for (i) scheduling meetings on a quarterly basis, (ii) preparing and issuing minutes of each such meeting reasonably promptly thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided, that the chairperson shall * .
     (b) Committee Meetings. The JSC shall hold * meetings at such times * ; provided that the parties will endeavor to have the first meeting of the JSC within * after the establishment of the JSC. Meetings of the JSC shall be effective only if * of each party is present or participating. The JSC may meet either (i) in person at either party’s facilities or at such locations as the parties may otherwise agree or (ii) by audio or video teleconference. Other representatives of each party involved with the Compound or Product may attend meetings, subject to the confidentiality provisions set forth in Article 6. Each party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings.
     (c) Responsibilities. The JSC shall have responsibility for * .
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix E-1

     (d) Authority. The JSC shall have only the responsibilities assigned expressly to it in this Appendix E, and shall not have any power to * . In furtherance thereof, each party shall * . Notwithstanding any other provision of this Appendix E or any other provision of the Sublicense Agreement, the JSC shall not have authority to make any decisions with regard to * .
     (e) Upon a Change of Control of Vanda, Novartis shall * .
     (f) Alliance Managers. Within * following the Effective Date of the Sublicense Agreement, each party shall appoint a representative (“Alliance Manager”) to facilitate communications between the parties and to act as a liaison between the parties with respect to such other matters as the parties may mutually agree in order to maximize the efficiency of the collaboration. Each party’s Alliance Manager shall serve on the JSC in addition to each such party’s * representatives designated pursuant to Section (a) of this Appendix E. Each party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other party.
* Certain information has been omitted and filed separately with the Commission.
Confidential treatment has been requested with respect to the omitted portions.

Appendix E-2

Appendix F
Special Countries
*
* Certain information has been omitted and filed separately with the Commission.
Confidential treatment has been requested with respect to the omitted portions.

Appendix F-1

Appendix G
Financial Obligations Assumed by Novartis
*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix G-1

Appendix H
Novartis Development Plan
     *
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix H-1

*
* Certain information has been omitted and filed separately with the Commission.
Confidential treatment has been requested with respect to the omitted portions.

Appendix H-2

Appendix I
Form of Invoice
Attached.

Appendix I-1

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix I-2

Appendix J
*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix J-1

Appendix K
Quantities and Cost of Transferred Supply; Specifications
Quantity of Compound and Product Ordered as of Execution Date and Timing of Delivery of such Compound and Product:
*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix K-1

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix K-2

The table below presents the breakdown and total of the committed costs associated with the supply quantities and timelines outlined above. As noted below, some portion of these costs have already been paid by Vanda to the various vendors.
Cost of Supply Ordered as of Execution Date:
*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix K-3

Specifications for the Compound and Product: See attached.

Appendix K-4

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8

*
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.